Exhibit 10.1

CERTAIN INFORMATION IDENTIFIED WITH [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

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EXECUTION VERSION

DATED 22 OCTOBER 2020
NOVAVAX, INC.
AND
THE SECRETARY OF STATE FOR BUSINESS, ENERGY AND INDUSTRIAL STRATEGY
AMENDED AND RESTATED
SARS-COV-2
VACCINE SUPPLY AGREEMENT AS OF 1 JULY
2022
** NON-BINDING/SUBJECT TO CONTRACT AND HMG APPROVALS PROCESS **

CONTENTS
Clause    Page
i

THIS AGREEMENT (“Agreement”) is amended, restated and entered into as of 1 July 2022 (the “Amendment Date”) but is made with effect from the Effective Date by and between:
(1)    NOVAVAX, INC., a corporation established under the laws of the state of Delaware in the US with its primary business address at 21 Firstfield Road, Gaithersburg, MD 20878 (“Novavax”); and
(2)    THE SECRETARY OF STATE FOR BUSINESS, ENERGY AND INDUSTRIAL STRATEGY, acting on behalf of the Crown, whose principal office is at 1 Victoria Street, London, SW1H 0ET (the “Authority”),
(each a “Party”, and collectively the “Parties”).
INTRODUCTION
(A)    Novavax has discovered and has been actively pursuing the clinical development of the Candidate within the Field in order to file for and secure a Marketing Authorisation for the Product with the indication in the Field before the Licensing Authority.
(B)    Novavax will establish a UK-located supply chain for the Product to the extent set forth in this Agreement, including the supply of Antigen from Fujifilm.
(C)    Fill/finish and labelling services for such Antigen manufactured by Fujifilm will be undertaken by any of the Facilities listed in Schedule 2, which may include [***] and [***].
(D)    The Authority, on behalf of the Crown, wishes to advance order and secure priority supplies of the Product, together with other vaccines and other therapeutic products, as part of its national and international strategy towards vaccination against, treatments for, and mitigation of the global impact arising from the spread of SARS-CoV-2.
(E)    Subject to Novavax actively pursuing Development of the Product, establishing the UK-located supply chain as set forth in this Agreement, and maintaining Marketing Authorisation for the Product in the Territory, the Authority wishes to have Novavax Manufacture and supply the Product in accordance with the Authority’s requirements as stated herein.
(F)    Novavax is willing and, notwithstanding Novavax’ other agreements or funding terms with any Third Party (including the Funding Entities), able to undertake the Development and Manufacture of the Products and supply to the Authority in accordance with the terms and conditions of this Agreement.
(G)    The Parties intend that this amended and restated Agreement replaces the version of the previous Agreement but that it has full force and effect as if it was entered into on 22 October 2020 in full substitution of the original version of the Agreement.

IT IS AGREED that:
1.DEFINITIONS
1.1In this Agreement, the following words and expressions shall have the following meanings:
“Additional Order” has the meaning given in clause 7.10;
“Adjuvant” means Novavax’ proprietary Matrix-M™ adjuvant;
“Administering Entity” means any person responsible for administering or having administered the Product including all Health Service Bodies;
“Affiliate” means, with respect to (i) Novavax, any Person that Controls, is Controlled by or is under common Control with Novavax from time to time; (ii) any Third Party, any Person that Controls, is Controlled by or is under common Control with that Third Party from time to time; and (iii) Authority, any Central Government Body;
“Antigen” means material made using Novavax’ technology intended to promote an immunological response or reaction within the Field which is incorporated in Novavax’ vaccine candidate NVX-CoV2373;
“Applicable Laws” means laws, rules, orders, regulations, ordinances, treaties, directives, Applicable Standards, rules of national stock exchanges and any other rules or regulations promulgated by or otherwise having the force of law of any Governmental Authority or Regulatory Authority in each case in any relevant or applicable geographical area and/or over any class of persons;
“Applicable Standards” shall mean all applicable cGxP requirements and guidelines including those issued by the Licensing Authority;
“Authorised Agent” means any authorised agent appointed by the Authority as notified to Novavax in writing;
“Baselines” means those baselines and targets set against the applicable KPIs set out in Schedule 5;
“Breaching Party” has the meaning given in clause 25.3.1;
“Business Continuity Event” means any event or issue that could impact on the operations of Novavax, its Affiliates and Subcontractors, and the ability of Novavax to supply the Product including, without limitation, any pandemic, any Force Majeure event, and any circumstances, events, changes or requirement related to the withdrawal of the UK (or any part of it) from the European Union;
“Business Continuity Plan” means Novavax’ business continuity plan which includes its plans for continuity of the Development, Manufacture and supply of the Product during any Business Continuity Event;
“Business Day” means any day that is not a Saturday, Sunday or public holiday in London, England or Washington, DC;

“Candidate” means Novavax’ vaccine candidate NVX-CoV2373, consisting of the Antigen and including the Adjuvant, as described more fully in Schedule 1, as intended for the prophylaxis and vaccination against SARS-CoV-2 in humans;
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“Central Government Body” means a body listed in one of the following sub-categories of the UK’s Central Government classification of the Public Sector Classification Guide, as published and amended from time to time by the Office for National Statistics: (i) Government Department; (ii) Non-Departmental Public Body Assembly Sponsored Public Body (advisory, executive, or tribunal); (iii) Non- Ministerial Department; or (iv) Executive Agency;
“Certificate of Analysis” means the certificate of analysis to accompany each delivery of Product Delivered to the Authority or Authorised Agent, which certifies that the Product has been Manufactured, tested and released in compliance with its Specification, Applicable Standards and Applicable Laws.
“cGCP” or “GCP” means current good clinical practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of human clinical trials, including as described in the Medicines for Human Use (Clinical Trials) Regulations 2004 (as amended), Directive 2001/20/EC and the standards required under Directive 2005/28/EC;
“cGLP” or “cGLP” means current good laboratory practices generally accepted within the pharmaceutical industry to promote the quality and integrity of data generated in laboratory testing and to prevent misleading or fraudulent practices, including those practices described in the Good Laboratory Practices Regulations 1999 and Directive 2004/10/EC;
“cGMP”, “GMP” or “Good Manufacturing Practice” means the then-current principles and guidelines of good manufacturing practice and general biologics products standards contained in Applicable Laws and guidance including: (i) Directive 2003/94/EC laying down the principles and guidelines of good manufacturing practice in respect of medicinal products for human use and investigational medicinal products for human use; (ii) Directive 2001/83/EC laying down the principles and guidelines of good manufacturing practice for medicinal products; (iii) further guidance as published by the European Commission in Volume 4 of “The Rules Governing Medical Products in the European Community”; and (iv) ICH Q7 Guideline, “The Rules Governing Medicinal Products in the European Union”, Volume 4, Part II, in each case as may be amended from time to time;
“cGVP” or “GVP” means current principles and guidelines of good pharmacovigilance practice for medicinal products for human use, as set forth in UK Human Medicines Regulation 2012, Directive 2001/83/EC, Commission Implementing Regulation No 520/2012 and the EMA’s Guideline on Good Pharmacovigilance Practice;
“cGxP” or “GxP” means cGMP, cGCP, cGLP and cGVP;
“Clinical Trials” means the clinical trials required to be undertaken for the purposes of securing a Marketing Authorisation for the Product in the Territory for the indication in the Field;

“Commercially Reasonable Efforts” means, with respect to the efforts, expertise and resources to be expended by (i) Novavax with respect to the achievement of an applicable obligation or objective under this Agreement, those diligent, professional and good faith efforts, expertise and resources that are normally and customarily used, engaged or otherwise expended or deployed by a competent pharmaceutical company of a similar size or resource as Novavax for the achievement of the same or similar objective on a timely basis having regard to the urgent need for a vaccine to end a global pandemic; or (ii) the Authority with respect to the achievement of an applicable obligation or objective under this Agreement, those diligent, professional and good faith efforts, expertise and resources that a diligent government, with similar resources as Authority, desirous of achieving a result would use to achieve the same or similar objective on a timely basis;
“Comparative Purchaser” means the following “high income economies” as defined by the World Bank as of the Effective Date: the member states of the European Union, Australia, Singapore and Saudi Arabia;
“Conditional Doses” has the meaning given in clause 7.4;
“Conditional Order” has the meaning given in clause 7.4;
“Confidential Information” means any business, commercial or technical information (in whatever form or media) of either Party that is marked or otherwise indicated as confidential when disclosed or would otherwise be regarded as confidential by a reasonable business person relating to the business, affairs, technologies, products, customers, clients or suppliers of that Party or its Affiliates which is provided by or on behalf of one Party to the other Party pursuant to this Agreement or to which a Party obtains access as a consequence of entering into or performing this Agreement (in each case whether before, on, or after the Effective Date).
For the avoidance of doubt, Confidential Information includes: (i) any information or materials possessed or developed by either Party or their respective Affiliates, whether possessed or developed before, on, or after the Effective Date, in relation to the Product and/or services provided hereunder (including know-how, processes, techniques, specifications, reports, analyses, sources of supply, marketing plans, sales strategies and pricing information), except for such information that is demonstrably non- confidential in nature; and (ii) any confidential information disclosed by a Party pursuant to the confidentiality agreement dated 1 June 2020, which shall be deemed Confidential Information of that Party disclosed under this Agreement. The terms of this Agreement (but not its existence) will be regarded as the Confidential Information of both Parties;
“Conforming Product” means Product that has been Manufactured in accordance with, and meets the requirements of, clause 5.14;
“Control” means: (i) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; (ii) to own, directly or indirectly, fifty per cent. (50%) or more of the outstanding voting securities or other ownership interest of such Person; or (iii) in the case of a partnership, control of the general partner, and “Controls” and “Controlled” shall be construed accordingly;
“Crown” means the government of the UK (including the Northern Ireland Assembly and Executive Committee, the Scottish Government and the Welsh Assembly Government), including, but not limited to, government ministers, government departments, government and particular bodies, and government agencies;

“Cure Period” has the meaning given in clause 25.3.1;
“Data Protection Act” means the Data Protection Act 2018 implementing the GDPR;
“Defect” or “Defective” means, in respect of a Product, that it is not compliant with the Specification, Marketing Authorisation (or Emergency Use Authorisation as applicable), Applicable Standards, Minimum Remaining Shelf Life at the time of Delivery, or Applicable Laws, Documentation, batch records, or Applicable Laws;
“Delivery” means delivery (by or on behalf of Novavax) of Conforming Product pursuant to an Order to the Delivery Location in accordance with clause 8.4.1 (and “Delivered” and “Deliver” shall be construed accordingly);
“Delivery Location” means the cold chain storage facility within the Territory, as such facility may be notified in writing to Novavax forty-five (45) days in advance;
“Delivery Schedule” means: (i) for the Firm Order, the quantities and dates for Delivery as set out in clause 7.3; (ii) for the Conditional Order, the quantities and dates for Delivery as set out in clauses 7.6 and 7.7; and (iii) for each Additional Order, the schedule for delivery by certain dates of the applicable quantities of Product agreed between the Parties pursuant to clause 7.11.1; in each of cases (i), (ii) and (iii) as may be updated by agreement between the Parties via the Overview Committee in accordance with clauses 8.2 and 8.5.
“Development” means all activities necessary to develop the Product and support and maintain the grant of a Marketing Authorisation (and, if applicable, Emergency Use Authorisation) for the Product in the Territory in the Field;
“Development Activities” means the development activities to be undertaken by or on behalf of Novavax in respect of the Product as set out in the Development and Manufacturing Plan;
“Development and Manufacturing Plan” means the plan and estimated timeline setting out in reasonable and appropriate detail the activities to be undertaken by or on behalf of Novavax in relation to the Development and Manufacture of Product as initially set out in Schedule 4 and as may be periodically updated from time to time in accordance with clauses 4.2.2 and 5.2.2 in each case to meet the objectives of this Agreement to deliver a safe and effective vaccine in the Field for the population in the Territory, including:
(a)a high-level clinical and regulatory plan;
(b)a high-level manufacturing plan including supply chain establishment and management;
(c)a high-level regulatory plan and pathway proposed to secure the Marketing Authorisation (including any Emergency Use Authorisation) for the Product in the Territory with the indication in the Field including estimated timelines; and
(d)the Key Performance Indicators in relation to the foregoing;
“Devolved Administrations” means the devolved administrations of Scotland, Wales and Northern Ireland (the Scottish Parliament, the Welsh Assembly and the Northern Ireland Assembly);

“Documentation” has the meaning given in clause 8.10;
“Dose” means a single individual dose of Product;
“DOTAS” means the Disclosure of Tax Avoidance Schemes rules which require a promoter of tax schemes to tell HM Revenue and Customs of any specified notifiable arrangements or proposals and to provide prescribed information on those arrangements or proposals within set time limits as contained in Part 7 of the Finance Act 2004 and in secondary legislation made under vires contained in Part 7 of the Finance Act 2004 and as extended to National Insurance Contributions by the National Insurance Contributions (Application of Part 7 of the Finance Act 2004) Regulations 2012, SI 2012/1868 made under S.132A Social Security Administration Act 1992;
“Early Pre-Payment Refund” has the meaning given in clause 14.2;
“Effective Date” means 22 October 2020;
“Emergency Use Authorisation” means any emergency use approval issued pursuant to Regulation 174 of the Human Medicines Regulations 2012 (or any replacement or superseding legislation);
“Facilities” means each and all of the facilities used in respect of the Manufacturing of the Product, including those identified in Schedule 2;
“Field” means the vaccination against SARS-CoV-2;
“Firm Order” has the meaning given in clause 7.3;
“Force Majeure” means any events beyond a Party’s reasonable control, subject to that Party having taken all reasonable steps (both anticipatory and reactionary) to avoid or mitigate such risks, such as labour disturbances or labour disputes of any kind, accidents, failure of any governmental approval required for full performance, civil disorders or commotions, war, acts of terrorism, acts of God, pandemics other than the SARS-CoV-2 Pandemic, energy or other conservation measures, explosions, failure of utilities, mechanical breakdowns, material shortages, default of suppliers or subcontractors, theft, or other occurrences. For the avoidance of doubt, (i) the withdrawal of the UK from the European Union and any related circumstances, events, changes or requirements; and (ii) the pandemic declared in respect of SARS-CoV-2; shall not be deemed an event of Force Majeure (the “SARS-CoV-2 Pandemic”);
“Fraud” any offence under Applicable Laws creating offences in respect of fraudulent acts, including any fraudulent acts in relation to this Agreement, or defrauding, attempting to defraud or conspiring to defraud the Crown;
“Fujifilm” means Fujifilm Diosynth Biotechnologies UK Limited having its facilities at Billingham, Teesside, UK;
“Funding Entity(ies)” means each of (i) The Coalition for Epidemic Preparedness Innovations and (ii) the U.S. Government;
“GDPR” means the General Data Protection Regulation (Regulation (EU) 2016/679);

“General Anti-Abuse Rule” means: (i) the legislation in Part 5 of the Finance Act 2013; and (ii) any future legislation introduced into Parliament to counteract tax advantages arising from abusive arrangements to avoid national insurance contributions;
“Governmental Authority” means any government, supra-national, regional, regulatory or administrative body, authority, board, commission or agency, including any corresponding foreign agency or any instrumentality or officer acting in an official capacity of any of the foregoing, including any court, tribunal or judicial or arbitral body, or any committee exercising any executive, legislative, regulatory or administrative functions of government, whether local or national, including the Regulatory Authorities;
“Government Intervention” has the meaning given in clause 8.8;
“Halifax Abuse Principle” means the principle explained in the CJEU Case C-255/02 Halifax and others;
“Health Service Body” means, in so far as they are involved in the administration, distribution or handling of the Product:
(a)the Department of Health and all divisions and agencies thereof and any independent NHS board or similar body that may be established including regional agencies of such board;
(e)a GP (being a medical practitioner providing general medical services or personal medical services under the National Health Service Act 2006 (c.41) (whether operating in partnership with others or not));
(f)health service bodies referred to in section 9 of the National Health Service Act 2006 (c.41);
(g)the Secretary of State for Health;
(h)any care trust as defined in section 77 of the National Health Service Act 2006 (c.41);
(i)any NHS foundation trust listed in the register of NHS foundation trusts maintained pursuant to section 39 of the National Health Service act 2006 (c.41);
(j)any body replacing or providing similar or equivalent services to any of the above in any area of the UK including any bodies established pursuant to the Health and Social Care Act 2012 including but not limited to NHS England; and
(k)any statutory successor to any of the above;
“Indemnifying Party” has the meaning given in clause 21.7;
“Indemnitee” has the meaning given in clause 21.7;
“Indirect Tax” means value added, sales, consumption, goods and services taxes or other similar taxes required by Applicable Law to be disclosed as a separate item on the relevant invoice including, for the avoidance of doubt, any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (Directive 2006/112);

“Initial Term” has the meaning given in clause 25.1;
“Intellectual Property Rights” means all patent rights, supplemental protection certificates and patent term extensions, trademarks, copyrights, design rights, database rights, domain names, rights in inventions, confidential information, know-how, trade names, business names, get-up, logos and trade dress, and all other rights in the nature of intellectual property rights (whether registered or unregistered) and all applications and rights to apply for the above, anywhere in the world in each case for their full term and any extension thereto;
“IT Media” has the meaning given in clause 20.16;
“JCVI” means the Covid-19 subcommittee of the Joint Committee on Vaccination and Immunisation that is responsible for advising Health Service Bodies on immunisation, or any replacement or successor committee thereto;
“KPI” or “Key Performance Indicators” means the Key Performance Indicators set out in the Development and Manufacturing Plan, Schedule 3, Schedule 4 and Schedule 5;
“Labelling” means all labels, package inserts (including patient information leaflets), carton imprints and all other markings on packaging for the Product that are defined as labels or labelling under the Specifications or otherwise required under Applicable Laws to market or commercialise the Product for use;
“Licensing Authority” means: (i) the MHRA; and (ii) if it has authority under the Applicable Laws of the Territory to grant a Marketing Authorisation that has full legal force in the Territory to authorise commercial use of the Product in the Territory after its Delivery hereunder, the European Commission following assessment of the relevant Marketing Authorisation applicable by the European Medicine Agency (“EMA”) or any successor agency thereto with the same authority in the Territory;
“Losses” means any and all liabilities, claims, demands, causes of action, damages, losses, costs and expenses, including interest, penalties and reasonable legal and professional fees and disbursements;
“Loss of Supply” has the meaning given in clause 8.8;
“Manufacture”, “Manufactured” or “Manufacturing” means all activities involved in or relating to, as applicable, the manufacturing, quality control testing (including in- process, release and stability testing), processing, Labelling, releasing, packaging, storage and transport of the Product immediately prior to supply to the Authority hereunder;
“Marketing Authorisation” means the Regulatory Approval required under Applicable Laws in the Territory to place the Product on the market for human use outside of clinical trials but excluding any pricing or reimbursement approvals;
“MHRA” means the Medicines and Healthcare products Regulatory Agency or any successor agency thereto;
“Minimum Remaining Shelf Life” means the remaining period of time that the Product may be used pursuant to its Labelling at the date of Delivery of the Product to the Authority, which period shall be no less than the maximum shelf life of the Product as specified in the Marketing Authorisation less four (4) months;

“Novavax Facilities” means those Facilities which are operated or owned by Novavax or its Affiliates as identified in Schedule 2 under the heading “Novavax Facilities”;
“Novavax Representatives” has the meaning given in clause 17.1;
“Occasion of Tax Non-Compliance” means:
(b)any tax return of Novavax submitted to a Relevant Tax Authority on or after 1 October 2012 is found, on or after 1 April 2013, to be incorrect as a result of:
(i)a Relevant Tax Authority successfully challenging Novavax under the General Anti-Abuse Rule or the Halifax Abuse Principle or under any tax rules or legislation that have an effect equivalent or similar to the General Anti-Abuse Rule or the Halifax Abuse Principle; or
(ii)the failure of an avoidance scheme which Novavax was involved in, and which was, or should have been, notified to a Relevant Tax Authority under the DOTAS or any equivalent or similar regime; or
(c)any tax return of the Novavax submitted to a Relevant Tax Authority on or after 1 October 2012 gives rise, on or after 1 April 2013, to a criminal conviction in any jurisdiction for tax related offences which is not spent at the Effective Date or to a civil penalty for fraud or evasion;
“Orders” means each of the Priority Order and any Additional Orders;
“Oversight Committee” means the joint committee established by the Parties in accordance with clause 2;
“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association joint venture, Governmental Authority, or similar entity, institution, body or organisation, including a Regulatory Authority;
“Personal Data” shall have the same meaning as defined in the Data Protection Act;
“Personnel” means the employees, officers, agents and contractors of a Party (or where the context requires, those of a Party’s Affiliates);
“Pre-Payment” means [***];
“Pre-Payment Refund” has the meaning given in clause 14.2.4;
“Price” means:
(l)[***]; and
(d)for any Doses beyond the first [***] Doses [***] of Conforming Product supplied pursuant to this Agreement, at a price per Dose to be agreed by the Parties (acting reasonably and in good faith) in writing in advance of an Additional Order being placed.

(e)For clarity, the Price stated under clause (a) applies to any orders for the same Product as supplied under this Agreement, including any monovalent Variant Product that may be substituted for such Product under clause 7.13. For any multi-valent Variant Product or other dosage presentations of Product requested by the Authority other than in the presentation form (being number of Doses per vials) as specified in Schedule 1, the Parties will agree on a Price in writing. For the avoidance of doubt, other labelling changes, and secondary and tertiary packaging changes, or substitution of Variant Product for the Product shall not constitute a change in presentation form.
“Priority Order” has the meaning given in clause 7.1;
“Product” means the Candidate Developed and being Developed, including in accordance with the Development and Manufacturing Plan, and presented in final formulated, labelled and finished form, for the prophylaxis and vaccination against SARS-CoV-2 in humans, known as “NVX-CoV2373” or “Nuvaxovid”, as may be varied from time to time to mean any Variant Product specified under a Variant Substitution Notice in accordance with clause 7.13;
“Project Manager” has the meaning given in clause 2.1;
“Reduced Volume Refund” has the meaning given in clause 7.17;
“Regulatory Approval” means all licences, registrations, authorisations and approvals (including approvals of CTAs, MAAs, supplements and amendments, labelling approvals) issued by any Regulatory Authority which are required for the use, Development, Manufacture and commercialisation of the Product;
“Regulatory Authority” means any Governmental Authority that is concerned with the safety, efficacy, reliability, Manufacture, investigation, sale or marketing of the Product, including the MHRA and its successors and its equivalents and their successors in the Territory;
“Relevant Tax Authority” means HM Revenue & Customs;
“Representation” has the meaning given in clause 34.10;
“Representatives” has the meaning given in clause 20.2;
“Restrictive Population Group” means any population group that is considered, when compared to the general population as a whole, to be a minority group (being a group comprising less than one million (1,000,000) members in the UK), such as those groups of individuals who are intolerant to RNA-vaccines, or any group of individuals who, due to medical status, are considered immunosuppressed or immunocompromised;
“SARS-CoV-2 Pandemic” has the meaning given in the definition of “Force Majeure”;
“Specification” means the written specifications for the Manufacture, processing, packaging, labelling, testing and testing procedures, shipping, storage and supply of the Product, including characteristics, quality and processing of the Product as set out in Schedule 1, as such specifications may be amended or replaced from time to time as permitted under the Development and Manufacturing Plan or otherwise under this Agreement, and ultimately as compliant and set forth with the applicable Marketing

Authorisation (and, if applicable, an Emergency Use Authorisation) for the Product granted by the Licensing Authority;
“Subcontractor” has the meaning given in clause 34.7.1;
“Term” has the meaning given in clause 25.1;
“Terminating Party” has the meaning given in clause 25.3;
“Territory” means the UK;
“Third Party” means any Person other than Novavax, the Authority and their respective Affiliates and permitted successors and assigns;
“Trigger” has the meaning given in clause 7.5;
“UK” means the United Kingdom of Great Britain and Northern Ireland;
“Variant Product” has the meaning given in clause 7.13;
“Variant Substitution Notice” has the meaning given in clause 7.13;
“VAT” means: (i) any Indirect Tax chargeable under or pursuant to Council Directive 2006/112/EC of the European Union; or (ii) any value added, turnover, sales, use or distribution Indirect Tax, or Indirect Tax of a like nature in any jurisdiction outside the European Union; and
“Wilful Misconduct” means conduct which constitutes an act or omission which is (i) reckless; (ii) intentionally aimed at achieving a wrongful purpose; or (iii) made in disregard of a known, reasonably anticipated or obvious risk.
1.1In this Agreement, the following rules of interpretation shall apply:
1.2.1the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
1.2.2when a reference is made in this Agreement to a clause or schedule, such reference is to a clause of or a schedule to this Agreement respectively, and all schedules to this Agreement form a part hereof for all purposes;
1.2.3the table of contents and headings of this Agreement are for convenience only and shall not affect the construction of this Agreement;
1.2.4any reference to an English statutory provision or English legal term for any action, remedy, method of judicial proceeding, document, legal status, court, official or any other legal concept or thing or Applicable Law shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English statutory provision or English legal term;
1.2.5any undertaking by, or obligation on, a Party to (i) do any act or thing includes an undertaking to procure the doing of that act or thing by a Party’s Affiliates;

and, (ii) not do any act or thing includes an undertaking not to encourage, solicit, cause, or assist the doing of that act or thing by any Affiliate or other person;
1.2.6the words and expressions “holding company”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” have the meanings given to them in the Companies Act 2006;
1.2.7any reference to a Party or the Parties is to a party or the parties (as the case may be) to this Agreement and shall include legal successors and/or any permitted assignees of a party;
1.2.8any use of the masculine, feminine or neuter gender respectively includes the other genders and any reference to the singular includes the plural (and vice versa)’,
1.2.9the words “other”, “include”, “including”, “such as” and “in particular” (and similar expressions) do not connote limitation in any way and will be deemed to be followed by the phrase “without limitation”;
1.2.10any reference to a “month” means a calendar month, any reference to a “day” means a calendar day;
1.2.11any reference to GBP, Pounds Sterling or £ is to the lawful currency from time to time of the UK and to US Dollars or US$ is to the lawful currency from time to time of the USA;
1.2.12any reference to a “statute” or “statutory provision” includes any successor legislation thereto, regulations promulgated thereunder, any consolidation or re-enactment, modification or replacement thereof, any statute or statutory provision of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time except in each case to the extent that any consolidation, re-enactment, modification or replacement enacted after the date of this Agreement would extend or increase the obligations, in any manner (and whether financial obligations or otherwise), of either Party hereunder;
1.2.13provisions that require that a Party, the Parties or any committee hereunder to “agree”, “consent”, “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (excluding e-mail or instant messaging, but a signed PDF document being acceptable);
1.2.14the term “or” and “and/or” will be interpreted in the inclusive sense commonly associated with the term “and/or”;
1.2.15the words “notify” and “notification” in this Agreement shall, when referring to notifications as between the Parties to this Agreement (or their representatives), mean notify or notification in writing in accordance with clause 34.1 of this Agreement; and
1.2.16any reference to “writing” or “written” shall include any modes of reproducing words in a legible and non-transitory form (including email, but excluding SMS or temporary messages).

1.1In case of a conflict between the provisions of any schedule and the provisions of the main body of this Agreement, the provisions of the main body of this Agreement shall prevail.
1.2In this Agreement, the Authority is acting as part of the Crown.
2.GOVERNANCE
Project Managers
2.1From the Effective Date each Party shall appoint, and provide details to the other Party, of its project manager (“Project Manager”) who shall be responsible for and represent the applicable Party in day-to-day liaison between the Parties concerning performance and progress under this Agreement against the KPIs and towards the Baselines. The Project Managers shall facilitate the relationship between the Parties under this Agreement and collate matters and issues that may be necessary for referral to the Oversight Committee. Each Party shall procure that its respective Project Manager shall:
2.1.1make themselves reasonably available to the other Project Manager for meetings in accordance with the provisions of this clause 2;
2.1.2co-operate fully, candidly and transparently with the other Project Manager to ensure that any actual or potential issues, difficulties or problems encountered in connection with the Product’s Development, supply chain infrastructure, Manufacture or supply under this Agreement, including as measured against the KPIs and towards the Baselines, are raised and discussed between Project Managers promptly and in a timely fashion;
2.1.3be a person of reasonable management seniority who is part of the relevant Party’s team working on and has good first-hand knowledge of the project concerning the Product from that Party’s perspective; and
2.1.4ensure that they appraise themselves and keep themselves appraised of all material matters and issues concerning the project relating to the Product.
2.2The Project Managers shall: (i) discuss and monitor progress of Development, Manufacturing and performance under this Agreement against the KPIs and towards achieving the Baselines; (ii) discuss any changes to the Development and Manufacturing Plan; (iii) discuss any issues or delays that will or might reasonably impact Novavax’ Delivery of Product in compliance with the Delivery Schedule, and seek to find solutions to the same; and (iv) escalate issues or matters to the Oversight Committee as appropriate.
2.3Each Party shall use reasonable efforts to minimise change of its Project Manager, but any change of a Project Manager shall be notified as soon as reasonably possible in writing and each Party shall use reasonable endeavours to ensure notice of any change on no less than two (2) weeks’ prior written notice.
Project Manager Meetings
2.4The Project Managers shall meet in accordance with the meeting schedule set forth in Schedule 3 or at such other times as they reasonably elect to do so, via a secure commercial digital platform (or physically, subject to observing then current social distancing and travel guidelines). Additionally, either Project Manager may call a special meeting at any time, provided that the requesting Party uses reasonable efforts to provide at least one (1) Business Days’ prior notice to the other Project Manager and, to the extent practicable, such notice includes a proposed agenda for such meeting. Each Party will be solely responsible for its own Project Manager’s expenses relating to attending and participating in the meetings. As appropriate, other representatives and consultants of the Parties may attend such meetings as non-voting participants.
Oversight Committee
2.5In addition to appointment of Project Managers, the Parties shall establish a wider oversight committee (“Oversight Committee”) that shall be responsible for overseeing the performance and supply contemplated by this Agreement and for making those decisions delegated to it in respect of the Delivery Schedule pursuant to this clause 2.
Oversight Committee Responsibilities
2.6The Oversight Committee shall have responsibility for:
2.6.1monitoring of, and to encourage and facilitate, ongoing communication and cooperation between the Parties with respect to the Product and performance under this Agreement;
2.6.2monitoring the progress of Development of the Product;
2.6.3monitoring the progress of Novavax in respect of establishing and validating the UK and EU supply chain required for the performance of this Agreement, and the status and operation of the UK and EU supply chain required for the performance of this Agreement (including attending meetings pursuant to clauses 5.5, 5.6.2, 5.7 and 5.8.3);
2.6.4overseeing, discussing, and providing input on managing and resolving any issues, concerns or delays in the Manufacturing or Delivery of Product;
2.6.5overseeing and reviewing any updates to the Development and Manufacturing Plan (which updates shall, subject to clause 4.2, be made by Novavax) and the Parties’ obligations pursuant to clauses 5.5 to 5.9;
2.6.6agreeing on the Baselines within sixty (60) days of the Effective Date (or such other period agreed by the Oversight Committee);
2.6.7agreeing in good faith any changes to the Delivery Schedule or any change to the Baselines;
2.6.8agreeing the specific quantities and dates for Delivery of Product pursuant to clause 8.5;
2.6.9agreeing to the arrangements for and access to any support or assistance agreed to be provided by the Authority in accordance with clause 2.16;
2.6.10resolving disputes referred to it by a Party or Project Manager; and
2.6.11monitoring Novavax’ performance against the Development and Manufacturing Plan, the KPIs and progress towards meeting the Baselines.

Membership of the Oversight Committee
2.1The Oversight Committee shall comprise an equal number of representatives from each of the Parties and their Affiliates (collectively, the “Members”) initially set at three (3) Members per Party, or such other number as the Parties may mutually agree. Each Party may replace any or all of its Members at any time upon written notice to the other Party provided that any replacement Members are employees, officers or personnel of that Party (or its Affiliates), have the appropriate skill and experience to perform the duties of a Member, and sufficient seniority and authorisation on behalf of the applicable Party to take decisions arising within the scope of the Oversight Committee.
2.2Any Member may designate a suitable substitute who is an employee, officer or personnel of that Party (or its Affiliates) to temporarily attend and perform the functions of that Member. Each Party may, in its reasonable discretion, invite non-Member representatives of such Party to attend meetings of the Oversight Committee as a non-voting contributor, provided that such persons are bound by confidentiality obligations no less stringent than those of clause 20.
Meetings of the Oversight Committee
2.3The Oversight Committee shall meet monthly during the first six (6) months following the Effective Date (or, if later, until the supply chain for Manufacture under this Agreement is secured), and thereafter once every two (2) months or at such other times as the Members may mutually deem appropriate, provided that, the Oversight Committee shall meet within three (3) Business Days of referral of a dispute or issue to the Oversight Committee by a Project Manager in order to resolve the same (or sooner if required).
2.4The first Oversight Committee meeting shall be no later than ten (10) Business Days after the Effective Date.
2.5The Oversight Committee may meet virtually via a secured commercial digital platform, or where necessary it may meet physically subject to observing then current social distancing and travel guidelines. Either Party may also call a special meeting of the Oversight Committee (via a secure commercial digital platform) upon at least three (3) Business Days’ prior written notice to the other Party, or such shorter period as may be agreed on a meeting-by-meeting basis, if such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall provide the Oversight Committee (as applicable) no later than two (2) Business Days prior to the special meeting with materials reasonably adequate to enable an informed understanding to be made by its Members. Each Party shall be responsible for its own expenses relating to such meetings. Novavax’ Project Manager shall be appointed and responsible for preparing reasonably detailed written minutes of all Oversight Committee meetings, provided that a Novavax Oversight Committee member will be responsible for keeping written minutes of any matters handled in executive session, which minutes will be circulated for comment and approval by the Authority.
Decision Making
2.6Except as otherwise expressly provided in this Agreement, decisions of the Oversight Committee shall be made by unanimous vote of a quorum of the Members, with each Party having one (1) vote. The presence of at least two (2) Members representing each Party (i.e. a total of at least four (4) Members) shall constitute a quorum of the Oversight Committee. The Members shall endeavour in good faith to reach agreement on any and all matters to be determined or resolved by the Oversight Committee. For clarity, subject to clause 4.2.2 and 5.2.2, Novavax shall have sole and final discretion on the contents of the Development and Manufacturing Plan and any amendments thereto.
2.7If at any time, the Oversight Committee is unable to reach a unanimous decision within three (3) Business Days (or sooner if required) after it has met and attempted to reach such decision, then either Party may, by written notice to the other, have such matter referred for resolution by an appropriate senior executive officer of each Party. Within three (3) Business Days (or sooner if required) of such notice, the relevant senior executives and member shall meet and attempt to resolve the dispute by good faith negotiations.
Information Disclosures
2.8Through the Project Managers and Oversight Committee, Novavax shall respond to reasonable requests and keep the Authority promptly informed of all events and issues that will or it may reasonably expect to materially impact the Development or Manufacture of the Product hereunder, its Delivery in accordance with the Delivery Schedule and/or any of the KPIs or progress towards achieving the Baselines.
Notifications
2.9Novavax shall ensure (through its Project Manager or the Oversight Committee) that it will notify the Authority or the Authority’s Project Manager within five (5) Business Days upon its knowledge of:
2.15.1any material adjustments or updates proposed to the Development and Manufacturing Plan;
2.15.2any material issues encountered in relation to sourcing, securing or purchasing (i) raw materials for, (ii) the Antigen or Adjuvant required for, or (iii) the Manufacture of, the Product to be supplied pursuant to this Agreement;
2.15.3any material adverse developments relevant to securing a timely agreement with, or under the agreement with, Fujifilm (or another CMO secured pursuant to clause 5.6) for the manufacture of Antigen at Fujifilm’s UK manufacturing facilities;
2.15.4any material adverse developments or issues under any agreement with any of the CMO partners listed under Schedule 2 (or another CMO secured pursuant to clause 5.8) for the co-formulation, fill/finish, and labelling of the Product to be supplied pursuant to this Agreement;
2.15.5the conclusion of any agreement in respect of the manufacture of Antigen or in respect of the co-formulation, fill/finish, and labelling of the Product, and provide the Authority with a copy of the same if permitted by the terms and conditions of such agreement;
2.15.6issues arising in relation to securing of, or Novavax loses or reasonably anticipates the loss of, any necessary consents, approvals, qualifications, or similar authorisations from any relevant Third Party (including the Licensing Authority) which are required to (i) permit Novavax, or Novavax’ Subcontractors, to handle, install, operate (or similar) any equipment or material as anticipated in the Development and Manufacturing Plan, or (ii) Manufacture and have Manufactured the Product;

2.15.7any proposal to vary or amend any Marketing Authorisation (or, if applicable, an Emergency Use Authorisation) or any application for a Marketing Authorisation (or, if applicable, an Emergency Use Authorisation) for the Product in the Territory, or change the indications for the Product, or amend or change any Specification of the Product;
2.15.8any Clinical Trial results or findings that impact (or would reasonably be expected to impact) the efficacy or safety of the Product or the continuation of the Clinical Trial or Development of the Product; and
2.15.9any other issues that may negatively and materially impact the KPIs, achievement of the Baselines, the Development Plan, or performance under this Agreement.
Authority Support and Assistance
2.10Through the Oversight Committee or via its Project Manager, Novavax may request in writing to the Authority reasonable support or assistance from the Authority to facilitate (but not perform) Novavax’ performance of its obligations under this Agreement, including requests to receive support comprising: (i) access to consultants and personnel of the Authority which have local knowledge and experience in the Manufacture and regulatory approval of vaccine products in the UK, (ii) access to the Authority’s network of companies, stakeholders and other relevant subject matter experts who may help facilitate and assist Novavax in the Manufacture and Delivery of the Product, and (iii) guidance and other technical support that may be reasonably available from the Authority.
2.11The Authority shall act in good faith and use reasonable efforts to provide or facilitate introductions to those who can provide the support or assistance reasonably requested by Novavax pursuant to this Agreement. Notwithstanding the foregoing, the Authority shall not be obliged to incur, fund or pay for any costs or expenditure in respect of any such support or assistance that may be given (whether by the Authority or another), and the provision of, or failure to provide, any support or assistance shall not, in either case, relieve Novavax of its obligations under this Agreement, with Novavax remaining responsible at all times for the Development, Manufacture and Delivery of the Product. The Parties acknowledge and agree that, in respect of any such support or assistance:
2.17.1it is the Authority’s intent, wherever reasonably possible, to provide its support or assistance without cost to Novavax, but the Authority shall be entitled to charge Novavax (at a rate to be agreed between the Parties) if the request will require the Authority to make resources available to Novavax (including staff secondments or access to external consultants);
2.17.2unless otherwise agreed by the Parties in writing (whether in an amendment to this Agreement or in a separate agreement), and subject to clause 21.6, Novavax shall accept the Authority’s support and assistance on an “as is” basis and at its sole risk, and the Authority shall not in any circumstance be liable to Novavax for the delivery, or lack of delivery, of such support and assistance and Novavax shall not assert the provision or lack of provision of such support or assistance as a defence against the Authority for a failure to perform the Development and Manufacturing Plan, Manufacture the Product or meet the Delivery Schedule;
2.17.3the Authority may require Novavax to enter into a separate agreement in respect of such request at the Authority’s reasonable request; and

2.17.4Novavax shall remain solely responsible for Manufacture and Delivery of Conforming Product to the Authority according to the Delivery Schedule, and Novavax shall not be entitled to rely upon the delivery, or lack of delivery, of such support and assistance by the Authority to excuse a failure to meet the Delivery Schedule.
Pharmacovigilance.
2.7The Authority will cooperate with regard to the reporting of safety information involving the Product supplied under this Agreement (including any Product donated or resold pursuant to clause 9.2) in accordance with Applicable Laws and Applicable Standards on pharmacovigilance and clinical safety, including, without limitation, entering into an appropriate pharmacovigilance agreement.
3.FACILITIES
Responsibility for establishing UK Supply Chain
3.1Novavax shall be responsible (at its own cost and expense) for securing Manufacturing Facilities for the Manufacture of Product, including those within the Territory. It is intended that such Manufacturing Facilities shall include those operated by Fujifilm (for the Antigen) in accordance with clause 5 below (“Primary Facilities”). Novavax shall prioritise production from the Primary Facilities in respect of the Priority Order. If, despite Novavax using Commercially Reasonable Efforts Novavax reasonably believes that Novavax cannot secure one or more of those Primary Facilities on commercially reasonable terms or that such facilities are not suitable for good demonstrable scientific and technical reasons, then Novavax will communicate the issue to the Oversight Committee for discussion. In connection with the foregoing, the Authority shall provide reasonable assistance to Novavax to facilitate establishment of the Primary Facilities as part of the supply chain (or, at the Authority’s discretion or upon agreement by the Oversight Committee, alternative Facilities to the extent that Fujifilm cannot achieve production), but for the avoidance of doubt, the Authority shall have no right (on behalf of Novavax) or obligation to contract with or perform any acts for the Facilities, or fund any activities in connection therewith, and Novavax shall have ultimate decision-making authority in regard to all matters related to the Facilities. Subject to the foregoing, Novavax may supply Antigen from any Facility set forth in Schedule 2 that is approved by the MHRA for the Product in the event of the failure of a Primary Facility during the period in which Novavax is discussing alternate Facilities with the Authority as set forth in this clause 3.1 until any such agreed alternate Facility has been approved by the MITRA, after which time Novavax shall use Commercially Reasonable Efforts to supply Antigen from such alternative Facility in the UK (but may nonetheless continue to supply Antigen from any such Facility set forth in Schedule 2). As of the Amendment Date, Novavax has entered into an agreement with Fujifilm to supply Antigen for use within the Territory.
Facilities for Manufacture of the Product
3.2Novavax represents to the Authority that Schedule 2 comprises the complete list of all Facilities that are or will be involved or required in any aspect of the Manufacturing of the Product (including the Adjuvant and Antigen) as of the Amendment Date, provided that Novavax shall ensure that all Product shall be finally released only from a Facility based in the European Economic Area (“EEA”) or the United Kingdom and that is approved by the MHRA and listed on the Marketing Authorisation for the Product as an approved manufacturing and release facility. Novavax agrees to notify the Oversight

Committee should any change be made to or new facilities need to be added to Schedule 2. Any facility approved by the MHRA in a variation filing for the Product shall, following written notification by Novavax to the Authority, and subject to any [***] written objection issued by the Authority within [***] of receipt of such notification, be automatically deemed incorporated into Schedule 2, and Novavax may following the end of such [***] period, utilise such newly approved facility in the Manufacture of Product under this Agreement.
Validation Commitment
3.3Novavax shall ensure that pursuant to its (or its Affiliates’) applications for the Marketing Authorisation (and, if applicable, Emergency Use Authorisation) in respect of the Product, it and its Affiliates shall use Commercially Reasonable Efforts to qualify and validate in accordance with Applicable Laws and Applicable Standards (i) the Facilities necessary for the Manufacture of Product, including those Facilities set forth on Schedule 2; and (ii) any other necessary facilities being used by or on behalf of Novavax and its Affiliates for the Manufacture of Product based within the EEA but outside of the Territory, such that Product for the Territory could be sourced from and Manufactured within those other facilities.
Maintenance of Facilities
3.4Novavax shall:
3.4.1ensure that the Facilities have, and will throughout the Term continue to hold, all necessary Regulatory Approvals to operate and to Manufacture Conforming Product for supply and Delivery under and in accordance with this Agreement; and
3.4.2ensure that all Facilities shall meet and operate in accordance with all necessary Applicable Standards (including GxP) and Applicable Laws for the Manufacture of Conforming Product.
4.DEVELOPMENT, REGULATORY OBLIGATIONS AND INFORMATION REQUIREMENTS.
Developing the Product
4.1Novavax shall use Commercially Reasonable Efforts to Develop the Candidate in order to secure a Marketing Authorisation (and, if applicable, an Emergency Use Authorisation) in the Territory for the Product with the indication in the Field in accordance with the Development and Manufacturing Plan, Applicable Law and Applicable Standards. Novavax shall measure its progress against the Development and Manufacturing Plan using the KPIs and Baselines to communicate such progress to the Oversight Committee. The Development and Manufacturing Plan shall set forth reasonably-estimated timelines. The Parties agree that any failure to meet the reasonably estimated timelines in the Development and Manufacturing Plan shall not itself constitute a breach of this Agreement, provided that Novavax has used Commercially Reasonable Efforts to achieve the same.
Responsibility for Development and Execution of the Development and Manufacturing Plan
4.2The Development and Manufacturing Plan at Schedule 4 and any update thereto shall:

4.2.1set out details and estimated timelines for the Development of the Product in accordance with this Agreement;
4.2.2be consistent with the provisions and objectives of this Agreement to Develop and Deliver Conforming Product to the Authority pursuant to a Marketing Authorisation granted in the Territory with an indication in the Field in accordance with the Delivery Schedule and Baselines; and
4.2.3not impose obligations on the Authority and/or Authority’s Affiliates unless the Authority has agreed in writing to assume responsibility for such obligations.
4.1Novavax shall be responsible, at its own cost, expense, and risk, for the Development of the Product, the implementation and execution of the Development and Manufacturing Plan and for undertaking, and having undertaken, all activities to Develop and Manufacture the Product and to file for and prosecute through to grant a Marketing Authorisation (including, if applicable, an Emergency Use Authorisation) in the UK for the Product for an indication within the Field, doing so in accordance with Applicable Standards and Applicable Law.
4.2For the avoidance of doubt, the Authority shall have no obligation or responsibility to perform any acts or fund any activities for Development of the Product or under the Development and Manufacturing Plan.
Updates to the Development and Manufacturing Plan
4.3The Development and Manufacturing Plan (except for the Delivery Schedule and Baselines which may only be adjusted in accordance with clause 2.6.6) may be adjusted and updated by Novavax, as Development progresses, on a reasonable basis and having regard to achievement of the objective under clause 4.1 and Novavax’ obligations in clause 4.2.
4.4Adjustments or updates proposed to the Development and Manufacturing Plan shall be notified to the Oversight Committee in accordance with clause 2.15.1 before being implemented.
Clinical Trials
4.5Novavax or its Affiliate shall fund and conduct the Clinical Trials at its own cost and risk, and shall take responsibility for all obligations imposed on the sponsor of the Clinical Trials undertaken in respect of the Product. The Authority shall use Commercially Reasonable Efforts to assist Novavax’ conduct of the UK-based Phase III Clinical Trial via facilitating access to the National Institute of Health Research to facilitate access to clinical trial sites in the UK, principle investigators, immunology lab testing facilities and personnel, and IRB(s), and by providing advice and Commercially Reasonable Efforts to facilitate streamlined Regulatory Approvals (via introductions to the Health Research Authority and MHRA only). In no event shall the Authority be responsible for funding or conducting any Clinical Trials.
4.6Novavax shall ensure that the Clinical Trials undertaken are performed in a professional and diligent manner, and in accordance with the Applicable Standards relevant to such trials, including securing all necessary Regulatory Approvals, consents and licences required for undertaking those Clinical Trials, including those of any ethics committee.

Marketing Authorisation Commitments
4.7Novavax shall (itself or through its Affiliate) use Commercially Reasonable Efforts to secure a valid Marketing Authorisation from the Licensing Authority for the Product with the indication in the Field, and any other applicable Regulatory Approvals, each as required in the Territory for the Development, Manufacture and Delivery of the Product in the Territory. Once the Marketing Authorisation and any other applicable Regulatory Approvals are secured, Novavax shall maintain all such Regulatory Approvals until, at least, expiry of the shelf life of all Product supplied hereunder.
4.8Novavax shall ensure that the Marketing Authorisation granted for the Territory will include the Facilities as facilities qualified and validated for Manufacture of the Product to be supplied to the Authority under this Agreement.
4.9The obligations in clause 4.9 and clause 4.10 shall continue to apply after the expiry or termination of this Agreement until the earlier of (i) such time as the Authority notifies Novavax in writing that it has used or disposed of all units of the Product supplied under this Agreement, or (ii) expiry of the shelf life of the last batch of Doses delivered hereunder.
4.10Novavax shall, and shall procure that its Affiliates and Subcontractors shall, comply with all requests and recommendations of the Licensing Authorities and any other Regulatory Authority in connection with the Product and its Manufacture.
Product Information
4.11Where reasonably requested by the Authority, Novavax shall provide the Authority with Product description information (including Product photographs, SmPC information and descriptions, but not trade secrets of Novavax) in such manner and upon such media as requested. Novavax grants the Authority a perpetual, non-exclusive, royalty free licence to use and exploit such product information and any Intellectual Property Rights therein for the purpose of illustrating and describing the Product in product catalogues.
Emergency Use Authorisation
4.12The Parties acknowledge and agree that Novavax or the Authority may (but shall be under no obligation to) apply for an Emergency Use Authorisation for the Product with the Licensing Authority for the Territory for use with the indication in the Field. However, securing an Emergency Use Authorisation shall not relieve Novavax from the ongoing obligation to secure a Marketing Authorisation in the Territory for the Product with the indication in the Field.
Jurisdictional Limitations
4.13If due to its legal seat of incorporation Novavax is precluded or prevented from performing any obligations required of it pursuant to this Agreement due to Applicable Laws or Applicable Standards, including fulfilling any regulatory activities, applying for, maintaining or holding any Regulatory Approval, or Manufacturing or delivery of Product, then Novavax shall notify the Authority and shall procure that one or more of its Affiliates established within the Territory (or another acceptable jurisdiction) or, with the Authority’s prior written consent and solely in connection with holding a Marketing Authorisation and performing the obligations of a Marketing Authorisation holder, an approved Third Party service provider, shall fulfil those of Novavax’ obligations under this Agreement that Novavax is otherwise precluded or prevented from performing.

Novavax shall be responsible to the Authority for any performance, non-performance, act or omission by such Affiliate(s) or Third Party service provider in connection with the foregoing. As at the Amendment Date, Novavax represents that Novavax CZ a.s. is the holder of the Marketing Authorisation, and Novavax shall procure that Novavax CZ a.s. shall continue to hold the Marketing Authorisation and shall fulfil those of Novavax’s obligations hereunder that are otherwise required to be performed by a Marketing Authorisation holder.
5.MANUFACTURE AND SUPPLY OF PRODUCT
Manufacturing and Supply Commitment
5.1Novavax shall, or shall procure its Affiliates shall, Manufacture and supply the Product to the Authority, and the Authority shall purchase the Product, subject to and in accordance with the terms and conditions of this Agreement.
Manufacturing Plan
5.2Novavax shall use Commercially Reasonable Efforts to implement the Manufacturing activities described in the Development and Manufacturing Plan in all material respects. Novavax’ progress against the Development and Manufacturing Plan shall be measured by reference to the KPIs and the Baselines, which shall be communicated to and discussed within the Oversight Committee. The Development and Manufacturing Plan at Schedule 4 and any update thereto shall:
5.2.1set out estimated timelines for technology transfer (if applicable), engineering and PPQ batches and the commercial Manufacture of the Product in accordance with this Agreement;
5.2.2be consistent with the provisions and objectives of this Agreement to Manufacture and Deliver commercial supplies of Conforming Product to the Authority pursuant to a Marketing Authorisation granted in the Territory for an indication within the Field and in accordance with the Priority Supply and the Delivery Schedule and Baselines; and
5.2.3not impose obligations on the Authority and/or the Authority’s Affiliates unless the Authority has agreed in writing to assume responsibility for such obligations.
5.3The Manufacturing activities in the Development and Manufacturing Plan may be adjusted and updated by Novavax on a reasonable basis. Novavax shall notify the Oversight Committee of any proposed material adjustment or amendment to the Development and Manufacturing Plan in accordance with clause 2.15 before being implemented.
Responsibility for Manufacturing and licensing obligations
5.4Novavax shall be responsible at its own cost and expense for establishing a supply chain for, and the Manufacture of, the Product, the implementation and execution of the Manufacturing under the Development and Manufacturing Plan, and for undertaking, and having undertaken, all activities required thereunder to Manufacture the Product as Conforming Product in compliance with Applicable Laws (including securing and maintaining applicable Regulatory Approvals). For the avoidance of doubt, and without prejudice to its obligation to pay the Price for Conforming Product, the Authority shall have no obligation to perform any acts or fund any activities under the Development and Manufacturing Plan.
Supply of Antigen
5.5The Parties agree that their preferred approach is for the Antigen to be manufactured on behalf of Novavax and its Affiliates by Fujifilm in the UK, but the Authority acknowledges and agrees that the responsibility for Manufacture of the Product resides with Novavax, who shall have ultimate decision-making authority in regard to Manufacture of the Product, including sourcing of Antigen to meet the Delivery Schedule and Baselines. [***]. Novavax shall use Commercially Reasonable Efforts to invite and permit representatives of the Authority to join meetings between Novavax and Fujifilm regarding Manufacturing and delivery schedule of the Antigen and if invited the Authority shall use Commercially Reasonable Efforts to join such meetings. As of the Amendment Date, Novavax has secured an agreement with Fujifilm in respect of the manufacture of the Antigen.
5.6If Novavax determines, acting reasonably and in good faith, that Fujifilm does not have sufficient capacity or capabilities to perform the activities contemplated by this Agreement within the period contemplated by the Delivery Schedule, Novavax shall use Commercially Reasonable Efforts to secure Antigen manufacturing services and facilities with the other CMOs set forth on Schedule 2 in order to fulfil Orders pursuant to this Agreement, provided that such facilities and other CMOs have been approved by the MHRA for the Manufacture of the Product. In selecting CMOs, Novavax shall give priority to securing authorised CMOs who can use their facilities based in the UK, and if none, then in the EEA, but the Parties acknowledge and agree that:
5.6.1Novavax shall (subject to same being approved under the Marketing Authorisation issued for the Territory) have the ultimate decision-making authority and responsibility in regard to where the Product is Manufactured in order to meet its obligations under this Agreement, including the Delivery Schedule and Baselines; and
5.6.2Novavax shall use Commercially Reasonable Efforts to invite and permit representatives of the Authority to join meetings between Novavax and the CMO regarding Manufacturing and delivery schedule of the Antigen and if invited the Authority shall use Commercially Reasonable Efforts to join such meetings.
Fill/Finish for Product
5.7The Product shall be supplied by Novavax (or its Affiliate) as finished, labelled and quality released drug product in accordance with the Marketing Authorisation. The Authority acknowledges and agrees that the responsibility for Manufacture of the Product resides with Novavax, who shall have ultimate decision-making authority and responsibility in regard to Manufacture of the Product, including sourcing of fill/finish contractors, in order to meet the Delivery Schedule and Baselines. As at the Amendment Date, the Authority acknowledges that fill/finish and labelling services are expected to be undertaken by the CMOs set forth on Schedule 2, subject to ensuring that all Product shall be finally released only from a Facility [***] that is approved by the MHRA and listed on the Marketing Authorisation for the Product as an approved manufacturing and release facility. [***]

5.8With regard to each of co-formulation, fill/finish, and labelling services, if Novavax determines, acting reasonably and in good faith, that its preferred CMO does not have sufficient capacity or capabilities to perform the activities contemplated by this Agreement within the period contemplated by the Delivery Schedule, or that the terms offered by that CMO, despite having used Commercially Reasonable Efforts to negotiate the same, are not commercially reasonable, Novavax shall use Commercially Reasonable Efforts to secure co-formulation, fill/finish, and labelling services and facilities with other CMOs listed in Schedule 2 in order to fulfil Orders pursuant to this Agreement. In selecting CMOs from amongst those listed in Schedule 2, Novavax shall give reasonable priority to working with CMOs who can use their facilities based in the UK, and if none, then in the EEA, but the Parties acknowledge and agree that:
5.8.1Novavax shall (subject to same being approved under the Marketing Authorisation issued for the Territory) have the ultimate decision-making authority and responsibility in regard to where the Product is Manufactured in order to meet its obligations under this Agreement, including the Delivery Schedule and Baselines;
5.8.2Novavax shall ensure that all Product Delivered hereunder shall be finally released only by Novavax’s Responsible Person from a Facility based in [***] and that the Product is from a supply chain that is approved by the MHRA and listed on the Marketing Authorisation for the Product as an approved manufacturing and release facility; and
5.8.3Novavax shall use Commercially Reasonable Efforts to invite and permit representatives of the Authority to join meetings between Novavax and the CMO regarding Manufacturing and delivery schedule of finished Product and if invited the Authority shall use Commercially Reasonable Efforts to join such meetings.
Novavax’ Use of Excess Antigen Capacity
5.9Notwithstanding the provisions of clause 5.12 below, if Novavax can demonstrate to the Authority that, in respect of Antigen manufactured or to be manufactured by Fujifilm before [***], (i) it holds quantities of such Antigen that [***] exceed the requirements of the [***], or (ii) if use of such Antigen from Fujifilm for the [***] (in place of Antigen secured earlier for the [***] from another CMO in Schedule 2) would [***] delay the Delivery of the [***], then in either or both of cases (i) and (ii) Novavax shall be entitled to export such excess Antigen manufactured by Fujifilm from the UK provided that’.
5.9.1[***]; and
5.9.2[***]
Alternative Facilities
5.10Prior to commencement of the full-scale manufacturing of Antigen by Fujifilm (or such other CMO secured by Novavax pursuant to clause 3.1, 5.5 and 5.6), Novavax and the Authority, through the Oversight Committee, shall discuss, acting in good faith, an interim supply of Conforming Product from Novavax’ existing Manufacturing facilities. For clarity, Novavax has final-decision making authority regarding the choice of Manufacturing facility for the Product, provided that such facilities have been approved by the MHRA for the Manufacture of the Product. The Authority acknowledges that such supply is subject to Novavax’ obligations to CoVax and its Funding Entities.

5.11If Novavax is delayed from fulfilling, or otherwise limited or unable to fulfil, Orders from any of the Facilities in the UK, then Novavax shall notify the Authority and use Commercially Reasonable Efforts to secure Manufacture of Product from other facilities within its and its Affiliates’ supply chain (as approved in the Marketing Authorisation) in order to fulfil Orders in accordance with the Delivery Schedule and Baselines hereunder, subject to (i) Novavax using Commercially Reasonable Efforts to procure Antigen from a [***] supplier; and (ii) all Product being finally released only from a Facility based in [***] and that is approved by the MHRA and listed on the Marketing Authorisation for the Product as an approved manufacturing and release facility.
Priority Supply
5.12[***] Furthermore, Novavax shall ensure that Conforming Product shall be supplied to the Authority on a priority supply basis, meaning that:
5.12.1Novavax will supply the Authority with Conforming Product in full to meet the total quantity required under the Priority Order prior to supplying any Product to any other Person in, or for use within, the Territory;
5.12.2Novavax shall not Manufacture or supply Product for any Third Party outside of the Territory using Antigen from Fujifilm until the Priority Order has been satisfied in accordance with this Agreement (each of clause 5.12.1 and this 5.12.2 being “First Priority Supply”); and
5.12.3with respect to (i) Additional Orders; or (ii) fulfilment of any Order to be made from Facilities other than Fujifilm (for Antigen); then in either case of (i) or (ii) such supply shall be:
(a)made to the Authority at a volume that is proportionately comparable on a pro-rated basis to each of the volumes being provided to each other Person being supplied Product (“Pro-Rated Formula”) on or broadly around the same time from the same facilities, such proportion being calculated by [***]; and
(b)notwithstanding (a) above, in the case of Additional Orders being Manufactured at the Facilities:
(i)fulfilment of such Orders shall be prioritised, having regard to meeting the applicable Delivery Schedule, following any other earlier and confirmed orders to Third Parties; and
(ii)supply of Product to fulfil such Additional Orders from the Facilities shall be made to the Authority based on the Pro-Rated Formula, at least as early, if not earlier, than any supply of Product being made available to any Third Party ordered at or around the same time as such Additional Orders from the same Facilities;
(collectively the provisions of this clause 5.12.3 being “Equal Priority Supply”); and
collectively the First Priority Supply and Equal Priority Supply being “Priority Supply”).

5.13If Novavax proposes to supply Product to a Third Party outside, and for use outside, of the Territory before the grant or issuance of a Marketing Authorisation (and, if applicable, any Emergency Use Authorisation) for the Product in the Territory, then Novavax shall first notify the Authority of such decision and, subject to Priority Supply, Novavax shall, at Authority’s election (i) supply Product to the Authority pending grant of the Marketing Authorisation (and, if applicable, an Emergency Use Authorisation) and in quantities in compliance with the outstanding volume of Orders for the Authority; or (ii) reserve and allocate for the Authority physical volumes of Product in quantities in compliance with the outstanding volume of Orders for the Authority and hold the same for Delivery to the Authority immediately upon grant of the Marketing Authorisation (and, if applicable, Emergency Use Authorisation) or earlier upon the Authority’s written request; or (iii) not take any steps under (i) or (ii) above.
Product Conformance
5.14Novavax shall ensure that all Product supplied to the Authority (or its agent or designee) under this Agreement shall:
5.14.1be Manufactured (including being quality released) and labelled in accordance with Applicable Law, Applicable Standards, all Documentation and batch records, quality standards and all Regulatory Approvals;
5.14.2meet the Specification and shall, until expiry of the Minimum Remaining Shelf Life, continue to comply with the Specification, and meet the Marketing Authorisation and relevant Regulatory Approvals (subject to the proper storage and handling of the Product in accordance with the instructions in the SmPC by Authority or its designees or agents);
5.14.3be free of any identifiable Defect and shall be unadulterated;
5.14.4satisfy the Minimum Remaining Shelf Life at the time of Delivery; and
5.14.5be new and have not (i) previously left the control of Novavax or its Affiliates; (ii) been rejected or returned by any other entity; or (iii) been reprocessed or reworked; in each case of (i), (ii) and (iii) prior to their supply to the Authority under this Agreement.
No Exclusive Purchasing Arrangement
5.15Nothing in this Agreement shall amount to an exclusive purchasing obligation on the Authority or preclude or restrict the Authority from purchasing any products whatsoever from Third Parties, including any products that are complementary to, competitive to, equivalent to, or substitutable for the Product or that are indicated for or expected to be beneficial for use in the prophylaxis, treatment or vaccination against SARS-CoV-2.
Manufacturing Failures
5.16Without excusing or limiting the obligations under clause 5.14 and 8.8, and subject to notifying the Authority of the use of such alternative facilities, if for any reason related to the Facilities, Novavax is unable to supply Conforming Product to Authority in accordance with the Delivery obligations of this Agreement, then Novavax shall instead source and supply Product from its other supply chain arrangements involved in the Manufacture of Product for countries outside the Territory and shall ensure that such

Product sourced from those other facilities may be supplied hereunder as Conforming Product.
6.PRODUCTION SCHEDULES AND BUSINESS CONTINUITY
Production Schedules
6.1On a rolling monthly basis Novavax shall provide the Oversight Committee with the then most current and accurate production schedule for the Manufacture of Product that is the subject of this Agreement, which shall include the status of Facility reservations and stock levels of Antigen, Adjuvant, formulated drug substance and final (but unlabelled) Product.
Business Continuity Plan
6.2Novavax and its Affiliates currently have in place and shall, in consultation with the Authority within ninety (90) days of the Effective Date, further develop, implement and thereafter keep current, a reasonable risk management programme for the Facilities and Manufacture and Delivery of the Product, including a Business Continuity Plan. At the Authority’s request, Novavax shall make a copy of the current Business Continuity Plan available to the Authority, or its representatives, for review. Novavax shall keep the Business Continuity Plan under review and shall update the same from time to time as reasonably appropriate.
6.3Novavax shall:
6.3.1test its Business Continuity Plan at reasonable intervals, and in any event no less than once every six (6) months, and update it to address any material failures; and
6.3.2use Commercially Reasonable Efforts to ensure that its and its Affiliates’ Business Continuity Plan complies, on an ongoing basis, with any specific and reasonable business continuity requirements, as may be discussed pursuant to the Oversight Committee.
6.1For the avoidance of doubt, having a Business Continuity Plan and its implementation does not relieve Novavax (or its Affiliates) from the Manufacturing and supply obligations under this Agreement.
7.ORDERING
Priority Order
7.1All orders placed by the Authority for Product prior to the Amendment Date are deemed withdrawn and void, without liability to either Party. Within [***] following the Amendment Date the Authority shall submit to Novavax a written order for sixteen million and one (16,000,001) Doses of the Product for Delivery in 2022-2023, consisting of (i) the Firm Order and (ii) the Conditional Order (together, the “Priority Order”), [***].
7.2Novavax shall accept the Priority Order in writing, and the confirmed Priority Order shall be binding upon the Parties subject to the terms and conditions set out in this Agreement. [***]

Firm Order
7.3The first one million and one (1,000,001) Doses of the Priority Order (the “Firm Order”) represents a binding commitment between the Parties for Novavax to supply, and the Authority to purchase subject to Delivery being in accordance with the Delivery Schedule for the Firm Order. Pursuant to the Firm Order Novavax shall Deliver the Doses comprising the Firm Order to the Delivery Site on date(s), to be agreed between the Parties, falling between [***]. If Novavax does not Deliver all Doses included in the Firm Order on or prior to 30 September 2022, then the Authority may, at its option and without cost or liability, (i) terminate this Agreement; or (ii) cancel the Firm Order solely in respect of any of the volume of Doses outstanding at the later of 30 September 2022 or the date of notice from the Authority.
Booster and Adolescent Doses
7.4The remaining fifteen million (15,000,000) Doses of the Priority Order (the “Conditional Doses”) constitute a conditional order that, subject to clauses 7.6 and 7.7, only becomes binding on the Authority and Novavax (in whole, in part or potentially not at all) if and when one or more Triggers occur within a particular date range (the “Conditional Order”).
7.5Triggers.
7.5.1An “Adult Trigger” shall occur on the first date that the following two circumstances first exist together:
(a)the JCVI issues a supportive recommendation for the use of Product for the general adult population as part of a SARS-CoV-2 vaccine booster campaign in the UK, excluding where that recommendation relates only to one or more Restrictive Population Groups; and
(b)the Secretary of State for Health approves the JCVI recommendation referred to in clause 7.5.1(a).
7.5.2An “Adolescent Trigger” shall occur on the first date that one or both of the circumstances described in clause 7.5.2(a) and/or 7.5.2(b) first exist together with the circumstance described in clause 7.5.2(c):
(c)the JCVI issues a supportive recommendation for the use of Product for the general adolescent population as part of a SARS-CoV-2 vaccine booster campaign in the UK, excluding where that recommendation relates only to one or more Restrictive Population Groups; or
(d)the JCVI issues a supportive recommendation for the use of Product for the general adolescent population as a primary series SARS-CoV-2 vaccination, excluding where that recommendation relates only to one or more Restrictive Population Groups; and
(e)the Secretary of State for Health approves the JCVI recommendation referred to in clause 7.5.2(a) or 7.5.2(b).
7.5.1The Adolescent Trigger and the Adult Trigger are each a “Trigger” and collectively the “Triggers”. For the avoidance of doubt, Authority’s use or deployment of Product purchased under the Firm Order, even if used as a booster dose (whether for the adult or adolescent population, or both), shall not be considered a Trigger or construed to imply that a Trigger has occurred.
7.6If one or both Triggers occur prior to [***], the Authority’s obligation to purchase Conditional Doses pursuant to the Conditional Order shall become binding on both Parties on one, and one only, of the following scenarios (“Scenarios”) and for the following applicable volume of Doses:
7.6.1if (i) the Adult Trigger or (ii) both of the Adult Trigger and Adolescent Trigger, first occur on or prior to [***]:
(f)subject to clause 7.6.1 (e), Authority shall be obliged to purchase the full 15,000,000 Conditional Doses and shall notify Novavax in writing that it wishes to purchase all of the Conditional Doses;
(g)subject to clause 7.6.1(e), Novavax shall Deliver at least seven and a half million (7,500,000) Doses of the full volume of Conditional Doses between [***] (the seven and a half million (7,500,000) Doses being the “Initial Conditional Doses”);
(h)if Novavax fails to Deliver the Initial Conditional Doses in full by [***], Authority may, at its option and [***], cancel the Conditional Order solely in respect of any of the outstanding volume of Initial Conditional Doses not Delivered to the Authority by [***] or permit the same to carry over for Delivery in accordance with clause 7.6.1(d);
(i)Novavax shall Deliver the remaining volume of Conditional Doses (less any volume cancelled pursuant to clause 7.6.1(c)) in excess of the volume of Initial Conditional Doses Delivered by [***], failing which the Authority may, at its option and [***], cancel the Conditional Order solely in respect of any of the volume of Doses outstanding at that date; and
(j)if the Adolescent Trigger occurs only under clause 7.5.2(b) and 7.5.2(c), then the Authority shall only be obliged to purchase 3,750,000 Doses allocable to such Adolescent Trigger, thereby reducing the number of Conditional Doses that are binding on the Parties to a total of 11,250,000 Conditional Doses, and the Authority’s rights and obligations, including all remedies of this clause 7.6.1, will be adjusted to apply mutatis mutandis to the different volumes;
7.6.2if the Adolescent Trigger occurs on or prior to [***], but the Adult Trigger does not:
(k)subject to clause 7.6.2(c), Authority shall be obliged to purchase 50% of the full volume of Conditional Doses (i.e., seven and a half million (7,500,000) Doses) and shall notify Novavax in writing that it wishes to purchase such volume of Doses; and
(l)subject to clause 7.6.2(c), Novavax shall Deliver such volume of Conditional Doses (seven and a half million (7,500,000) Doses) in accordance with the timeframes set forth in clause 7.6.1, decreasing the applicable number of Doses by 50% (e.g., the Initial Conditional Doses to be delivered by [***] would be three million seven hundred fifty thousand (3,750,000) and the balancing volume of three million seven hundred fifty thousand (3,750,000) to be delivered by [***]), and the Authority’s rights and obligations, including all remedies under clause 7.6.1, shall be adjusted to apply mutatis mutandis to the different volumes;
(m)if the Adolescent Trigger occurs only under clause 7.5.2(b) and 7.5.2(c), the Authority shall only be obliged to purchase 3,750,000 Doses allocable to such Adolescent Trigger, clause 7.6.2(a) shall not apply, and the volume of Doses referred to in clause 7.6.2(b) shall be reduced by 50%, and the Authority’s associated rights and obligations, including all remedies, will apply mutatis mutandis to such reduced volume; and
(n)if .the Adult Trigger does not occur between [***] then the Conditional Order shall be automatically amended to reduce to (i) seven and a half million (7,500,000) Doses where the Adolescent Trigger occurs under clause 7.5.2(a) and 7.5.2(c), or (ii) three million seven hundred fifty thousand (3,750,000) Doses if such Adolescent Trigger was only under clause 7.5.2(b) and 7.5.2(c);
7.6.1if the Adolescent Trigger occurred on or prior to [***], and the Adult Trigger occurred between [***], clause 7.6.2 shall not apply and:
(o)the Conditional Order shall be automatically amended to reduce to (i) eleven million two hundred and fifty thousand (11,250,000) Doses where the Adolescent Trigger occurs under clause 7.5.2(a) and 7.5.2(c), or (ii) seven and a half million (7,500,000) Doses if the Adolescent Trigger is only under clause 7.5.2(b) and 7.5.2(c), as applicable; and
(p)the Authority shall be obliged to purchase, and shall notify Novavax in writing that it wishes to purchase:
(iii)seven and a half million (7,500,000) Doses to be delivered in accordance with the timelines specified under clause 7.6.2 (i.e. 3,750,000 Doses by [***] and 3,750,000 Doses by [***]), and for the avoidance of doubt, in respect of these Doses, all the provisions and remedies, including cancellation rights, of clause 7.6.2 shall apply); and
(iv)if the Adolescent Trigger occurs under clause 7.5.2(a) and 7.5.2(c), a further three million seven hundred fifty thousand (3,750,000) under this clause 7.6.3 provided that Delivery of all such Conditional Doses is made between [***], failing which the Authority may, at its option and [***], cancel the Conditional Order solely in respect of any of the volume of Doses outstanding on [***];
7.6.3if either the Adult Trigger or the Adolescent Trigger occurs between [***], but the other Trigger does not occur until after such time period (or not at all):
(q)subject to clause 7.6.4(c), the Conditional Order shall be automatically reduced to three million seven hundred fifty thousand (3,750,000);
(r)subject to clause 7.6.4(c), the Authority shall be obliged to purchase, and shall notify Novavax in writing that it wishes to purchase, three million seven hundred fifty thousand (3,750,000) Doses provided that Delivery of all such Conditional Doses is made between [***], failing which the Authority may, at its option and [***], cancel the Conditional Order solely in respect of any of the volume of Doses outstanding on [***]; and
(s)if the Adolescent Trigger is only under clause 7.5.2(b) and 7.5.2(c), then clause 7.6.4(a) shall not apply, the Authority shall only be obliged to purchase one million eight hundred and seventy five thousand (1,875,000) Doses, the volume of Doses referred to in clause 7.6.4(b) shall be reduced by 50%, the Conditional Order shall be reduced to such amount, and the Authority’s associated rights and obligations, including all remedies, will apply mutatis mutandis to such reduced volume;
7.6.2if both Triggers first occur between [***]:
(t)subject to clause 7.6.5(c), the Conditional Order shall be automatically reduced to seven and a half million (7,500,000) Doses;
(u)subject to clause 7.6.5(c), the Authority shall be obliged to purchase, and shall notify Novavax in writing that it wishes to purchase, seven and a half million (7,500,000) Doses; provided that Delivery of all such Conditional Doses is made between [***], failing which the Authority may, at its option and [***], cancel the Conditional Order solely in respect of any of the volume of Doses outstanding on [***]; and
(v)if the Adolescent Trigger is only under clause 7.5.2(b) and 7.5.2(c), the Authority shall be obliged to purchase 1,875,000 Doses allocable to such Adolescent Trigger thereby reducing the number of Conditional Doses that are binding on the Parties to a total of 5,625,000 Doses, and the Authority’s associated rights and obligations, including all remedies, will apply mutatis mutandis to such reduced volume.
For the avoidance of doubt, the maximum Doses allocable to the Adolescent Trigger under clause 7.6 is seven and a half million (7,500,000) Doses, and each of clause 7.5.2(a) and 7.5.2(b) of the Adolescent Trigger may each only be achieved a maximum of once for the purposes of clause 7.6. By way of non-limiting example only, if clause 7.5.2(a) and 7.5.2(c) are met on [***], then the Authority would purchase the full seven and a half million (7,500,000) Doses under clause 7.6.2(a), and any subsequent achievement of clause 7.5.2(b) would not give rise to any additional orders under this clause 7.6. The sub-clauses under clause 7.6 are mutually exclusive such that only one Scenario or no Scenarios under clause 7.6 may apply, it being acknowledged that if clause 7.6.2 first applies, but the Adult Trigger subsequently occurs between [***], then clause 7.6.3 shall apply in substitution of clause 7.6.2. With respect to the dates set forth in clause 7.6, time shall be of the essence.
7.7Following any notification by Authority that a Trigger has occurred prior to [***], the Parties shall, acting reasonably and in good faith taking into account the timing and circumstances of such Trigger, agree a mutually acceptable delivery schedule for the relevant volume of Conditional Doses to be Delivered, broken down on a [***] basis (which for the purposes of this Agreement shall become the Delivery Schedule applicable to those Conditional Doses). Such Delivery Schedule shall require the Delivery of the relevant volume of Conditional Doses to be before the applicable dates set forth above depending on the timing of the Conditional Trigger.

7.8Subject to one of the Scenarios under clause 7.6 occurring, Novavax shall, on the Authority’s written request, replace [***] any Conditional Doses Delivered under clause 7.6 that are unused as of their labelled expiration date, up to [***] percent ([***]%) of such Conditional Doses Delivered under clause 7.6 (the “Replacement Offer”). If the Authority elects to enact the Replacement Offer, then the Authority will provide initial notice of the same within [***] of expiry of the applicable Doses, and will within [***] of the date of expiry provide a more detailed and organized accounting of Product for which replacement is requested to Novavax detailing the number of Doses, by lot number, that have expired as of the date of such election. As between the Parties, the Authority will be solely responsible, [***], for its disposal of all expired and undosed Product in accordance with applicable law and regulations. The Authority will provide a certified certificate of destruction to Novavax, including the number of Doses by lot that were destroyed, and the date upon which such destruction took place. If the Authority elects to enact the Replacement Offer, then Novavax will provide the Authority with a supply schedule of replacement Product, and Novavax will use Commercially Reasonable Efforts to Deliver or cause to be Delivered to the Authority the replacement Product no later than [***] after the original Product expiry date consistent with such supply schedule. For the avoidance of doubt, such delivery of replacement Product does not constitute any credit for future Product otherwise due under this Agreement.
7.9If neither Trigger occurs on or before [***] the Conditional Order shall automatically be cancelled without liability or costs to the Authority, and the Authority will not be obliged to purchase any of the Conditional Doses.
Additional Orders
7.10Up until 31 December 2024, the Authority may at its sole election and from time to time place one or more orders for additional volumes of Doses of the Product up to an aggregate maximum of forty four million (44,000,000) Doses (each order an “Additional Order”).
7.11If the Authority places an Additional Order:
7.11.1the Parties shall, acting reasonably and in good faith, agree a mutually acceptable delivery schedule for each Additional Order (which for the purposes of this Agreement shall become the Delivery Schedule applicable to such Additional Order) and in the absence of an agreement the Authority may withdraw and cancel [***] the Additional Order; and
7.11.2Novavax shall accept each Additional Order in writing.
7.12An Additional Order shall be binding upon the Parties in accordance with the terms and conditions set out in this Agreement. All other terms and conditions (including any terms and conditions which the Authority or Novavax purports to apply under any order, acceptance, specification or other document attached to any order or acceptance form) are hereby excluded.
Substitution of Doses
7.13The Authority may at any time, and from time to time, issue a written notice to Novavax requiring Novavax to substitute any volume of undelivered Doses of Product that are the subject of any Priority Order or Additional Order, for any new monovalent vaccine product that is Developed or being Developed by Novavax or its Affiliates that targets a different variant of SARS-CoV-2 (a “Variant Product”) and that has been granted or is expected to be granted a Marketing Authorisation in or for the Territory (a “Variant Substitution Notice”). For clarity, bivalent and multi-valent variant products shall not be Variant Products.
7.14Upon the Authority serving a Variant Substitution Notice:
7.14.1in respect of the volume of Doses of Product that are the subject of the Variant Substitution Notice, Novavax shall [***] cease and make no further deliveries of any equivalent volume of Doses of Product that are not the Variant Product;
7.14.2references in this Agreement to Product shall be read, with respect to the volume of Doses that are the subject of the Variant Substitution Notice, as references to the Variant Product that is the subject of the Variant Substitution Notice; and
7.14.3the Parties shall promptly discuss any reasonable adjustments to the timing of Deliveries of the volume of Doses of Product that are the subject of the relevant Variant Substitution Notice and Novavax shall use Commercially Reasonable Efforts to keep the Delivery dates for the applicable Variant Product as close as reasonably possible to the dates in the then current Delivery Schedule for those Doses of Product that have been substituted pursuant to the Variant Substitution Notice.
7.15For the avoidance of doubt, the obligations of Novavax under this Agreement with respect to Manufacturing, quality requirements, Delivery and shelf life shall apply, mutatis mutandis, to Variant Product that is the subject of a Variant Substitution Notice.
Reduced Volume
7.16Notwithstanding any other right it has under this Agreement, the Authority shall be entitled, on written notice to Novavax, to cancel or reduce (in whole or part) the volume of Doses of the Product that are ordered in [***] or any Additional Order (such reduction being the “Reduced Volume”):
(w)following any actual or reasonably threatened and/or reasonably anticipated material Loss of Supply (which will include for the avoidance of doubt an interruption in production which will reasonably be expected to result in a subsequent interruption in deliveries) which has not been remedied by Novavax within [***], by an amount equal to the amount subject to such Loss of Supply;
(x)as a result of any material adjustment or variation of the Development and Manufacturing Plan, or any adjustment or variation of the Specification or Marketing Authorisation after the Amendment Date; or
(y)in accordance with its rights pursuant to clauses 7.3 and 7.6; and
(z)subject to clause 8.6.2 and 8.6.3, any actual or reasonably threatened and/or anticipated failure to meet the Delivery Schedule for any Additional Order.
Following such adjustment the Parties shall agree in good faith a revised Delivery Schedule for the remaining volumes of Doses of Product to be Delivered, which shall be set as close in time to the original Delivery Schedule as is reasonably possible (and is compliant with principles of Priority Supply) and if agreement cannot be reasonably reached the Authority may further adjust [***] or Additional Order pursuant to this clause.
7.1The effect of the Reduced Volume shall be automatically binding on the Parties such that:
7.17.1Novavax shall, within [***] of the Authority’s written notice under clause 7.16 in respect of the Reduced Volume, refund to the Authority from the Pre-Payment a sum calculated as the Price per Dose (plus VAT if any was payable thereon) in respect of such Doses, multiplied by the number of Reduced Volume Doses (a “Reduced Volume Refund”); and
7.17.2Novavax shall have no further obligation to provide such Reduced Volume of Doses.
7.17Following any change in accordance with the foregoing or pursuant to clauses 8.8 or 12, each of the Orders shall thereafter reflect the new volume of Product adjusted according to this clause.
7.18If the Authority elects to receive a Reduced Volume, the sole and exclusive remedy of the Authority in respect of that Reduced Volume shall take the form of the Reduced Volume Refund provided that this shall not relieve Novavax for any liability in respect of any material breach (if applicable) of this Agreement, including its failure to use Commercially Reasonable Efforts where expressly required under this Agreement.
8.DELIVERY
Delivery Schedule
8.1Subject to the provisions of this clause 8, Novavax shall Deliver Conforming Product to the Authority or its Authorised Agent in the volumes and timelines set out in the applicable Delivery Schedule. For the purposes of the dates and timeframes set out in clauses 7.3, 7.6 and 7.7 [***].
8.2If due to events beyond Novavax’ reasonable control the Product is not going to be Delivered, in any material way, in accordance with the Delivery Schedule, then Novavax shall promptly notify the Oversight Committee and, subject to Authority’s exercise of any specific remedies or cancellation rights arising under this Agreement, and provided Novavax has used Commercially Reasonable Efforts to Deliver in accordance with the Delivery Schedule the Oversight Committee, the Oversight Committee shall discuss a reasonable and proportionate amendment to the applicable Delivery Schedule recognising that fast and early delivery of the Product is a fundamental requirement for the Authority. The Delivery Schedule may only be updated and refined during the Term with the written agreement of the Oversight Committee (such consent not to be unreasonably withheld or delayed), subject always to the Delivery Schedule conforming with Novavax’ obligations to supply Product in accordance with Priority Supply. For the avoidance of doubt, if a failure of Novavax not to use Commercially Reasonable Efforts in accordance with its obligations under this Agreement directly resulted in Novavax’ request for such change to the Delivery Schedule, such failure shall entitle the Authority to withhold its consent to any change to the Delivery Schedule. The foregoing shall not restrict or limit the Authority from exercising its rights under clauses 7.3 or 7.6, which rights have precedence over this clause.

Authority’s Authorised Agents
8.3Where and insofar as expressly stated in writing by the Authority to Novavax, the Authority may appoint one or more Authorised Agents to act on the Authority’s behalf in relation to part or all of this Agreement, including to receive one or more Deliveries of any Product (or part thereof). Novavax shall work and co-operate reasonably with each Authorised Agent appointed by the Authority upon such notification.
Delivery
8.4Novavax shall:
8.4.1notify the Authority of the exact date of Delivery of specified quantities of Product no less than [***] in advance of such date;
8.4.2deliver the Product DAP (Incoterms 2020) at the Delivery Location (“Delivery”) with Delivery being complete upon the Product being unloaded and delivered into the cold chain storage facilities at the Delivery Location;
8.4.3ensure that the total volume of Doses of the Product set forth in the Orders (as may be amended) shall be Delivered;
8.4.4ensure that Delivery of Product shall not be made earlier than:
(a)subject to clause 8.6.2, the applicable dates set forth in the Delivery Schedule without the agreement of the Authority; or
(b)the date of grant or issuance of a Marketing Authorisation for the Product in the Territory, unless Delivery is requested earlier by the Authority, and any Delivery (or attempted Delivery) of Product earlier than the applicable date set forth in the Delivery Schedule or before grant/issuance of a Marketing Authorisation (unless requested earlier by Authority) may be accepted or rejected (in whole or part) by Authority at its sole discretion and any rejection shall be at Novavax’ sole risk, cost and liability and Novavax shall remain responsible for effecting the subsequent Delivery of Conforming Product in accordance with the Delivery Schedule and provisions of this clause 8.4.
8.5Notwithstanding Novavax’ obligation to Deliver Product in the quantities and during the periods set forth in the Delivery Schedule, for each instalment set out in the applicable Delivery Schedule, the Oversight Committee may agree to further refine the timing for Delivery of that specific instalment and the quantities.
8.6Without prejudice to any of the Authority’s rights under clause 7 (including the right to cancel or reduce parts of the Priority Order), Novavax shall not be in breach of its obligation to comply with the Delivery Schedule if:
8.6.1there is a delay in Novavax securing the Marketing Authorisation (and, if applicable, any Emergency Use Authorisation) for the Product in the Territory provided that (i) Novavax, its Affiliates and Subcontractors used Commercially Reasonable Efforts in their respective activities to file for and secure the grant or issuance of the same; and (ii) delay was not caused by the breach of this Agreement or the negligence of, Novavax, its Affiliates or Subcontractors;

8.6.2there is any minor variance of dates of Delivery compared to the Delivery Schedule of up to [***] due to the unpredictable nature of the Manufacturing of the Products, so long as such variance is agreed with the Authority in writing at least [***] prior to the scheduled Delivery date for such Products as set out in the Delivery Schedule (a “Grace Period”);
8.6.3there is any minor variance in quantity of Doses Delivered compared to the quantities in the Delivery Schedule of up to five per cent. (5%) provided any shortfall is fulfilled in the next Delivery (or if this is not possible, Novavax will use Commercially Reasonable Efforts to make up the shortfall in the earliest possible subsequent Delivery); or
8.6.4the Parties agree, from time to time and by mutual consent, to vary the Delivery Schedule.
Delays and Loss of Supply
8.7Novavax shall promptly (and [***] from the issue being identified) notify the Authority in writing of any actual or anticipated delay or change to the Delivery Schedule or any actual or anticipated delay in Delivery of Product against the Delivery Schedule.
8.8Without prejudice to clause 7.16, if the Authority’s supply is materially interrupted, delayed or deferred due to (i) any orders or directions pursuant to the US Defense Production Act, or as a consequence of any other government interventions (“Government Interventions”); (ii) demands or obligations from Funding Entities or other Third Parties; or (iii) commitments accepted by Novavax; (collectively a “Loss of Supply”) and such Loss of Supply is not promptly remedied by Novavax within twenty (20) Business Days, then in either case, the Authority shall be entitled:
8.8.1to terminate this Agreement pursuant to clause 25.4; and
8.8.2as its sole and exclusive remedy to recoup the Pre-Payment Refund provided to Novavax.
Receipt following Delivery
8.9The Authority or its Authorised Agent shall arrange for the Delivery Location to be ready for receipt of the Product in accordance with the Delivery Schedule. Delivery shall be deemed complete when the Product has been unloaded at the Delivery Location and stored in the cold chain facilities at such location. If the Delivery Location cannot receive the Product on the agreed Delivery date, then Novavax shall keep and store the same in accordance with the applicable storage guidelines and requirements for up to five (5) Business Days. Following that five (5) Business Day period, unless a further storage period is otherwise agreed between the Parties (at the Authority’s cost and risk), Novavax shall Deliver the Product to the Delivery Location (whether or not the Delivery Location can receive the Product).
8.10All Deliveries of the Product supplied hereunder shall, at the time of Delivery or reasonably in advance of the Delivery of the Product, be accompanied by the documentation specified in Schedule 8 (the “Documentation”).

9.DISTRIBUTION
9.1Once Product is Delivered by Novavax in the UK, the Authority or its designees shall be responsible for and shall control and direct the onward distribution of the Product.
9.2Novavax agrees and acknowledges that the Authority may donate or resell Product Delivered to the Authority that is in excess of its requirements to other countries, governments and charitable organisations including the ACT Accelerator, but only if (i) the intended purpose of such donation or resale is to vaccinate individuals against SARS-CoV-2; (ii) such Product can be placed on the market in such country(ies) in accordance with Applicable Law (which for the avoidance of doubt does not require Novavax to seek any Regulatory Approval in such country(ies)); (iii) the Authority is not in material breach of this Agreement; and (iv) the Authority has paid to Novavax the Price for such Product. In addition, the Authority expressly acknowledges and agrees that, in connection with any donation or resale or Product to a country(ies) outside of the Territory as aforesaid, that (A) the Authority shall be solely responsible for shipping, transporting and otherwise delivering the donated or resold Product to such country(ies) (including the cost of importing, exporting and customs clearance) and that Novavax will have no obligation to assist the Authority with the foregoing or to otherwise assist the Authority with distribution of the Product within such country(ies), (B) the Authority shall be solely responsible for initiating and implementing any Product recalls in such country(ies), (C) the Product warranties set forth in this Agreement solely apply to the sale of Product to Authority under this Agreement, (D) the donation or reselling of any Product by Authority does not reduce or remove any obligation or right of the Authority or right or obligation of Novavax under this Agreement, and (E) Novavax shall have no indemnification obligation under this Agreement with respect to such Product once it is donated or resold, and (F) no Confidential Information of Novavax shall be disclosed.
10.RISK AND TITLE
10.1Risk of loss or damage and title to Products supplied under this Agreement shall pass to the Authority upon Delivery of the Product to the Authority pursuant to clause 8.
11.INSPECTION AND REJECTION OF PRODUCT
Inspection & Rejection
11.1Upon the later of Delivery of the Product and receipt of the Documentation, the Authority (or, on its behalf, its Authorised Agent) will inspect the Product and review the Documentation, and notify Novavax in writing (within ten (10) Business Days of the Delivery of the Product and receipt of the Documentation) if it rejects the Product (“Rejected Product”). Novavax agrees that the whole of any Delivery batch of Product may be rejected if a reasonable sample of the Products taken indiscriminately from that Delivery batch is found to have a Defect whereupon all Products from that Delivery batch shall be deemed Rejected Product. Notwithstanding the above:
11.1.1if a Defect in the Product was not reasonably ascertainable from a visual inspection of the Product and review of the accompanying Documentation; or
11.1.2any Defect was a latent or hidden defect;
then such ten (10) Business Day period shall not apply, provided that the Authority notifies Novavax in writing of its subsequent detection of the Defect within thirty (30) calendar days of the time the Authority first becomes aware of a Defect in the applicable

Product (which may be prior to conducting root cause analysis) whereupon such Product shall be deemed a Rejected Product; provided, further, that such notice must be given before the expiration of the applicable initial shelf-life. Should the Authority notify Novavax pursuant to this clause 11.1, the Authority shall make available for collection by Novavax samples of the Rejected Product to Novavax (or its nominated agent) for collection and testing.
Independent Laboratory
11.2In the event of a disagreement concerning whether Product has any Defect or is Conforming Product, Novavax shall notify the Authority within fifteen (15) days of its receipt of the Authority’s notice of such Rejected Products. Novavax and the Authority shall use their respective reasonable endeavours to resolve such disagreement as promptly as possible. If the parties are unable to amicably resolve the disagreement, such dispute shall be resolved by having an independent, mutually acceptable, qualified third party expert (the “Independent Expert”) promptly examine the Product that is the subject of the dispute. The non-prevailing Party shall bear all out-of-pocket costs and expenses associated with the Independent Expert’s determination, including any reasonable out-of-pocket costs incurred by the prevailing Party in connection therewith. The findings of the Laboratory shall be final and binding on the Parties other than in the event of manifest error.
12.REMEDIES AND MITIGATION OF LOSSES
12.1Novavax acknowledges the critical importance that the Authority places on ensuring that Products are delivered free of Defect, in conformance with clause 5.14, and in accordance with Priority Supply and the Delivery Schedule.
Rejected Product
12.2In respect of any Rejected Product, provided that the Authority notifies Novavax of such Defect in accordance with clause 11.1, Novavax shall at the Authority’s election:
12.2.1upon such Rejected Product being made available for collection by Novavax or resolution of any disagreement as to whether or not the Rejected Product is Defective, refund the Authority’s payment for such Rejected Product calculated on a pro-rated basis according to the number of Product units returned as Rejected Product; or
12.2.2at no additional cost to the Authority, replace the Rejected Product with an identical quantity of Conforming Product, subject to the Parties agreeing on a Delivery date for such replacement Product, which Novavax shall use Commercially Reasonable Efforts to Deliver on an expedited basis, and the Rejected Product shall be made available for collection and disposal by Novavax, which Novavax shall collect in accordance with Applicable Law and at Novavax’ sole expense and risk. Without prejudice to clause 12.3, the remedies set forth in this clause 12.2 shall be the sole and exclusive remedy of the Authority in regard to Rejected Product that has not been distributed, used or administered by the Authority.
Failure to Deliver Conforming Product
12.3If Novavax does not Deliver Conforming Products in accordance with the Delivery Schedule (or, where notified, but subject to clause 8.1, within the applicable Grace

Period), other than where such failure to Deliver is due to the default of the Authority or its Authorised Agents, then the Authority shall, upon written notice to Novavax:
12.3.1be entitled to refuse or cancel Delivery of any such Products not Delivered in accordance with the Delivery Schedule and/or any future deliveries of Products; and
12.3.2be entitled to a refund, calculated on a pro-rated basis of the Price, for those Products (i) Delivered with a Defect (where the Authority elected to receive a replacement remedy pursuant to clause 12.2.2 but that replacement was not Conforming Product); (ii) not Delivered; or (iii) which have been refused Delivery or had their Delivery cancelled in accordance with clause 12.3.1.
12.3.3If Authority elects to exercise its remedy in this clause 12.3, and subject to clause 12.2.1, it shall be the sole and exclusive remedy of the Authority in regard to failure to Deliver Conforming Product provided that if Novavax fails to Deliver Conforming Products as a consequence of any unremedied material breach of this Agreement (such as failing to use Commercially Reasonable Efforts) then the foregoing shall be without prejudice to the Authority’s other remedies.
13.PRICE
[***]
13.1[***]
13.2[***]
13.3[***]
Currency
13.4The Price payable by the Authority under this Agreement shall be payable in US Dollars.
14.INVOICING AND PAYMENT
Pre-Payment
14.1The Parties acknowledge that as at the Amendment Date the Authority has paid the Pre-Payment, which amount Novavax holds on the Authority’s account and which Novavax shall off-set and apply as credit against payments due by the Authority to Novavax in respect of Conforming Product Delivered to the Authority to meet the Priority Order.
14.2In the following circumstances, Novavax shall provide a refund of part or all of the Pre-Payment:
14.2.1if Novavax fails to Deliver in full the Firm Order according to the applicable Delivery Schedule, Novavax shall refund to the Authority pro rata the Pre-Payment (plus any VAT if any was payable thereon) divided by sixteen million and one (16,000,001) Doses and multiplied by the number of Doses of the Firm Order which have not been fulfilled; and

14.2.2Where one of the milestone dates referred to under clauses 7.6.1 to 7.6.5 passes without a Trigger event occurring (or where only one occurs) such that the Conditional Order is amended or cancelled, or the Conditional Order will never be for 15,000,000 Doses, or there is a cancellation of the Conditional Order (in whole or part) pursuant to clauses 7.6.1 to 7.6.5, Novavax shall within [***] of such event refund to the Authority pro rata the Pre-Payment (plus any VAT if any was payable thereon) divided by sixteen million and one (16,000,001) Doses and multiplied by the number of Doses of the Firm Order which have been reduced or cancelled (which in the case of clause 7.6.2 shall be an initial reduction of 3,750,000 Doses from [***] and a further reduction of 3,750,000 Doses from [***] if clause 7.6.3 is not triggered). By way of non-exhaustive example, this means:
(a)if on [***], the Adolescent Trigger occurs under both clause 7.5.2(a) and 7.5.2(c), but the Adult Trigger has not, the maximum possible number of Conditional Doses that may be Delivered is 11,250,000 (if clause 7.6.3 applies) or will otherwise be 7,500,000 if no Adult Trigger occurs before [***]. As such, a pro rata refund shall apply (assuming no other cancellations) as at [***] in respect of 3,750,000 Conditional Doses which may no longer be Delivered, and if the Adult Trigger does not apply before [***] a further pro rata refund shall apply (assuming no other cancellations) as at [***] in respect of 3,750,000 Conditional Doses;
(b)If on [***], neither the Adolescent Trigger nor the Adult Trigger has occurred, the maximum possible number of Conditional Doses that may be Delivered thereafter (assuming a Trigger occurs before [***]) is 7,500,000 (pursuant to clause 7.6.4(c)). As such, a pro rata refund shall apply as at [***] and in these circumstances in respect of the 7,500,000 Conditional Doses which may no longer be Delivered;
14.2.3subject to any reductions for cancellation or reductions pursuant to clause 14.2.2, if, pursuant to its rights under clause 7.6, 7.7 or 7.14, the Conditional Order is reduced, Novavax shall refund to the Authority pro rata the Pre-Payment (plus any VAT if any was payable thereon) divided by sixteen million and one (16,000,001) Doses and multiplied by the number of Conditional Doses which have been reduced or cancelled from the Conditional Order;
(each refund pursuant to clause 14.2.1 or 14.2.2 being an “Early Pre-Payment Refund”);
14.2.4on the date that sixteen million and one (16,000,001) Doses have been Delivered, the Cash Flow Advance shall be repaid in full by Novavax to the Authority (the “Cash Flow Advance Refund”); and
14.2.5should the Agreement expire or terminate, any balance of the Pre-Payment that has not been off-set and applied as a credit against the Price due for Conforming Product Delivered pursuant to this Agreement and has not been reimbursed pursuant to the foregoing provisions of this clause (the “Pre-Payment Refund”).
14.3Each Early Pre-Payment Refund and the Pre-Payment Refund shall be made by Novavax to the Authority within [***] of the occurrence of the applicable event triggering such refund, subject to a good faith discussion if the Authority has placed an Additional Order under clause 7.9 whether to apply the potential sum of such refund to an Additional

Order. At the same time as Novavax issues such Early Pre-Payment Refund or Pre-Payment Refund, it shall provide the Authority with a written report detailing its calculation of such Early Pre-Payment Refund or Pre-Payment Refund accompanied by appropriate evidence (i.e. invoices, proof of payment of Early Pre-Payment Refunds etc.).
Invoicing
14.4Novavax shall invoice the Authority for all supplies of Conforming Product upon their [***].
Payment Terms
14.5Subject to any off-set and credit to be applied by Novavax in respect of the Pre-Payment, the Authority shall pay each invoice properly submitted in accordance with this Agreement and the invoice schedule within thirty (30) days after the date of the applicable invoice.
14.6All payments due to a Party under this Agreement:
14.6.1are exclusive of any VAT which may be chargeable, which, if properly chargeable, the paying Party shall pay in addition at the rate and in the manner for the time being prescribed by Applicable Law and subject to the other Party providing a valid and accurate VAT invoice;
14.6.2shall be made by transfer to such US or UK bank account as the receiving Party may from time to time notify in writing to the paying Party; and
14.6.3shall be made in full and cleared funds, subject to any deduction or withholding which must be made under Applicable Laws.
Disputes and Late Payments
14.7The Authority shall raise any queries with respect to an invoice within fifteen (15) days of receipt. Where Authority raises a query with respect to an invoice, the Parties shall liaise with each other and agree a resolution to such query within fifteen (15) days of the query being raised. If the Parties are unable to agree a resolution within fifteen (15) days of the query being raised, the dispute shall be referred to dispute resolution in accordance with the dispute resolution procedure prescribed in this Agreement. For the avoidance of doubt, the Authority shall not be in breach of any of any of its payment obligations under this Agreement in relation to any queried or disputed invoice sums unless the process referred to in this clause 14.7 has been followed and it has been determined that the queried or disputed invoice amount is properly due to Novavax and the Authority has then failed to pay such sum within fifteen (15) days following such determination.
14.8The Authority shall pay all amounts not in dispute. If the Authority fails to pay any amount payable under this Agreement by the due date for payment, then without prejudice to any other rights or remedies that Novavax may have interest shall accrue on that amount in accordance with the Late Payment of Commercial Debts (Interest) Act 1998.
15.WARRANTY AND UNDERTAKINGS
15.1Novavax warrants and undertakes to the Authority that:

15.1.1it shall maintain a properly documented system of quality controls and processes (including quality management systems) covering all aspects of its obligations under this Agreement (including those it may subcontract to others) and shall at all times comply with such quality controls and processes and not amend them in material manner without notifying the Authority in writing at least five (5) Business Days in advance of such change (such notice to include the details of the consequences which follow such change being implemented).
15.2Novavax further represents, warrants, and undertakes to the Authority that:
15.2.1it has the right and authority to enter into this Agreement and that it has the capability and capacity to fulfil its obligations under this Agreement;
15.2.2it is a properly constituted limited liability company and that it is fully empowered by the terms of its constitutional documents to enter into and to carry out its obligations under this Agreement and the documents referred to therein;
15.2.3to its knowledge there are no pending or threatened actions or proceedings before any court or administrative agency which would materially adversely affect the financial condition, business or operations of Novavax;
15.2.4there are no material agreements existing to which Novavax is a party which prevent Novavax from entering into this Agreement, or which would prevent Novavax from fulfilling [***] on the terms of this Agreement (including any agreement with a Funding Entity);
15.2.5all necessary actions to authorise the execution of and performance of its obligations under this Agreement have been taken before such execution; and
15.2.6it shall: (i) take reasonable steps to identify if there is any slavery or human trafficking in its supply chains accordingly to Applicable Law; (ii) notify the Authority promptly if it becomes aware of any actual or suspected incidents of slavery or human trafficking in its supply chains; and (iii) conduct its business without use of any slavery or human trafficking.
15.3Novavax also warrants that, at the time of their delivery, title to the Product supplied under this Agreement will pass to the Authority as provided in this Agreement free and clear of any security interest, lien, charge or other encumbrance.
Record Keeping
15.4Novavax shall (and shall procure that its Affiliates shall) maintain all records and reports with respect to the Manufacture and supply of the Product (and in relation to the provision of any other services) under this Agreement as required by Applicable Laws and in any event for a minimum period of six (6) years following the termination or expiry of this Agreement.
Product Recall
15.5Novavax and the Authority (or its designee) shall co-operate with respect to initiating and implementing any Product recalls (i) required by controlling Regulatory Authorities; (ii) that are precautionary withdrawals implemented due to an underlying concern regarding the Product; and (iii) voluntary withdrawals requested by the Authority for reasons other than those under (i) or (ii). Novavax shall be responsible for implementing a recall required by the controlling Regulatory Authority or a precautionary recall under (ii) above, and the Authority shall be responsible for implementing any recall it voluntarily elects to make under (iii) above. Each Party, as applicable, shall (a) handle such matters in a timely, prudent and skilful manner, in compliance with all Applicable Law; and (b) keep the other Party informed in a timely manner with respect to the recalling Party’s activities in regard to all such recalls and market withdrawals.
15.6All costs incurred in responding to recalls and market withdrawals shall be borne:
15.6.1[***];
15.6.2[***], or
15.6.3[***].
16.FUTURE PREPAREDNESS
Through the Oversight Committee, the Parties shall discuss in good faith the terms and arrangements for a longer partnership with potential funding by the Authority for the development and supply of other potential pandemic preparedness vaccine products (including but not limited to Novavax’ seasonal influenza vaccine or a pandemic derivative thereof).
17.ANTI-BRIBERY
17.1Each Party represents:
17.1.1on behalf of itself, its Affiliates, and its and their respective Personnel (together with such Party, the “Party Representatives”) that its Party Representatives have not in relation to this Agreement:
(a)committed (directly or indirectly) any offence under any anti-bribery or anti-corruption laws (including the Bribery Act 2010 and/or the Foreign Corrupt Practices Act);
(b)offered, given or agreed to give any Personnel of the other Party any gift or consideration of any kind as an inducement or reward for doing or not doing or for having done or not having done any act in relation to the obtaining or performance of this or any other agreement with the other Party; or
(c)in connection with this Agreement paid or agreed to pay any commission other than a payment, except as permitted under Applicable Law, (each of (a), (b) and (c) being a “Prohibited Act”).
17.2Each Party represents that:
17.2.1it has in place reasonably adequate training and compliance procedures to prevent bribery and corruption as contemplated by Applicable Laws; and
17.2.2it, its Affiliates, and their respective Personnel shall not knowingly take any action that will, or would reasonably be expected to, cause the other Party or its Affiliates to be in violation of any such laws or policies.

17.3If a Party or its Party Representatives (or anyone acting on its or their behalf) has done or does any of the Prohibited Acts or has committed or commits any offence under any anti-bribery or anti-corruption laws in relation to this or any other agreement with the other Party:
17.3.1such act shall be treated as a material breach of this Agreement; and
17.3.2any termination under this clause 17.3 shall be without prejudice to any right or remedy that has already accrued, or subsequently accrues, to the non-breaching Party.
18.PRODUCT SECURITY
18.1Without prejudice to Novavax’s obligation to replace Doses [***] pursuant to clause 7.6 (which Doses to be replaced shall be destroyed by Novavax at its sole cost and responsibility), the Authority (or, on its behalf, its Authorised Agent) shall otherwise be responsible for destruction of all Conforming Product in its possession for which the shelf life has expired. Novavax shall be responsible for destruction of all Products that have Defects. In complying with its respective destruction obligations, the applicable Party shall undertake such destruction within mutually acceptable timelines, and prior to the destruction the applicable Party possessing the applicable Product shall hold the same securely pending destruction. Each Party shall keep a record of any destruction it undertakes and shall promptly issue certificates of destruction to the other Party upon request. Such records shall be kept for a period of the longer of five (5) years or the term required by Applicable Laws or Applicable Standards.
18.2The Authority shall comply with all Applicable Laws relating to the traceability of pharmaceutical products in accordance with Novavax’ specifications, standards, strategy and instructions applied by Novavax to all of its distributors of medicinal products from time to time. Any amendment to such specifications, standards, strategy or instructions shall be implied after a reasonable timeline agreed with the Authority.
18.3The Authority warrants and undertakes that it will not alter or modify any Product in any way (including Labelling and packaging but excluding any transportation packaging) after delivery to the Delivery Locations.
18.4After Delivery, all Products shall be: (i) stored securely by the Authority (or its Affiliate); and (ii) delivered, shipped and distributed by the Authority (or its Affiliate) in a secure manner appropriate to the transportation route and destination, in each case (i) and (ii) to guard against and deter theft, diversion, tampering or substitution (with, for example, counterfeits).
19.INTELLECTUAL PROPERTY
19.1Neither Party will gain any rights of ownership to or use of any property or Intellectual Property Rights owned by the other (whether by virtue of this Agreement, by implication or otherwise).
19.2Novavax warrants to the Authority that either it is the sole proprietor and legal and beneficial owner of all Intellectual Property Rights in the Product or it is licensed by the relevant owners to Manufacture and supply the Product in accordance with this Agreement.

19.3Novavax warrants and represents to the Authority that, as of the Effective Date, it is not aware that any receipt, keeping, sale and use of the Product in the Territory in accordance with this Agreement would infringe any Intellectual Property Rights of any Third Party.
20.CONFIDENTIALITY
20.1Each Party shall treat the Confidential Information of the other Party as strictly confidential and not disclose it to any Third Party for any purpose whatsoever without obtaining the prior written consent of the other Party and not make use of the Confidential Information of the other Party or any part thereof other than as permitted under this Agreement, in each case other than to conduct its activities under this Agreement and as expressly permitted under this clause 20. Each Party agrees to treat such Confidential Information with at least the same care and in the same manner as its own secret and valuable information.
20.2Novavax may disclose all or any part of the Confidential Information to its Affiliates, and to its and its Affiliates’ respective Personnel and suppliers (“Representatives”) as necessary to enable Novavax’ performance under this Agreement, provided, however, that it ensures that such Representatives comply with the provisions of this clause 20. The Authority may disclose all or any part of the Confidential Information to Authorised Agents, Central Government Bodies and the Devolved Administrations (“Representatives”) as necessary to enable the Authority’s performance under this Agreement, provided, however, that it ensures that such Representatives comply with the provisions of this clause 20.
20.3The confidentiality obligations and use restrictions set forth in clause 20.1 shall not apply to:
20.3.1information that is or becomes generally available to the public (other than as a result of its disclosure by the receiving Party in breach of this clause 20);
20.3.2information that was available to the receiving Party or its Representatives on a non-confidential basis before disclosure by the disclosing Party;
20.3.3information that was, is or becomes available to the receiving Party or its Representatives on a non-confidential basis from a Third Party who, to the receiving Party’s or the relevant Representative’s knowledge, is not bound by a confidentiality agreement with the disclosing Party or otherwise prohibited from disclosing the information to the receiving Party or the Representative;
20.3.4information that is developed by or for the receiving Party or its Representatives independently of the information disclosed by the disclosing Party; or
20.3.5the disclosure of which is required to ensure the compliance of the Authority with any law including, but not limited to, the Freedom of Information Act 2000 (c.36) (“FOIA”), Codes of Practice on Access to Government Information, on the Discharge of Public Authorities’ Functions or on the Management of Records (“Codes of Practice”) or the Environmental Information Regulations 2004 (SI 2004/3391) (“Environmental Regulations”), provided, however, that the Authority has provided reasonable advance notice of the impending disclosure to Novavax and provided further that it shall only disclose the Confidential Information to the extent strictly necessary.
20.4Novavax agrees that:

20.4.1without prejudice to the generality of clause 20.3.5, the provisions of this clause 20 are subject to the respective obligations and commitments of the Authority and any Authorised Agent, Central Government Body, Administering Entity and Devolved Administration (as the case may be) under the FOIA, the Codes of Practice and the Environmental Regulations;
20.4.2the decision on whether any exemption applies to a request for disclosure of recorded information is a decision solely for the Authority or an Authorised Agent, Central Government Body, Administering Entity or Devolved Administration (as the case may be); and
20.4.3where the Authority or an Administering Entity or Devolved Administration is managing a request as referred to in clause 20.4.2, Novavax shall co-operate with the Authority and any Authorised Agent, Central Government Body, Administering Entity or Devolved Administration making the request and shall respond within five (5) Business Days of any request by it for assistance in determining how to respond to a request for disclosure.
20.5Novavax shall:
20.5.1transfer any request for information, as defined under section 8 of the FOIA and/or the Environmental Regulations, to the Authority or an Authorised Agent, Central Government Body, Administering Entity or Devolved Administration as soon as practicable after receipt and in any event within five (5) Business Days of receiving a request for information;
20.5.2provide the Authority or an Authorised Agent, Central Government Body, Administering Entity or Devolved Administration with a copy of all information in its possession or power in the form that the Authority or an Authorised Agent, Central Government Body, Administering Entity or Devolved Administration requires within five (5) Business Days (or such other period as the Authority or an Authorised Agent, Central Government Body, Administering Entity or Devolved Administration may specify) of the Authority or an Authorised Agent, Central Government Body, Administering Entity or Devolved Administration requesting that information; and
20.5.3provide all necessary assistance as reasonably requested by the Authority or an Authorised Agent, Central Government Body, Administering Entity or Devolved Administration to enable the Authority or an Authorised Agent, Central Government Body, Administering Entity or Devolved Administration to respond to a request for information within the time for compliance set out in section 10 of the FOIA.
20.6Subject to clause 20.5 above:
20.6.1Novavax hereby gives consent for the Authority to publish this Agreement in its entirety (but with any information which is exempt from disclosure in accordance with the provisions of the FOIA and or the Environmental Information Regulations redacted, and subject to clause 20.6.3 any other redactions agreed by the Parties), including from time to time agreed changes to this Agreement, to the general public; and
20.6.2the Authority hereby gives consent for Novavax to publish this Agreement as required by the SEC (but with any information which is exempt from disclosure redacted unless disclosure is required by the SEC, and subject to clause 20.6.3 any other redactions agreed by the Parties); and
20.6.3the Parties shall cooperate in good faith to agree the scope of redactions and to address each Party’s concerns as regards information which the other Party intends not to redact (but subject always to each Party’s obligations to disclose as set out above).
20.7The Authority may, at its sole discretion, redact information from this Agreement prior to publishing for one or more of the following reasons:
20.7.1national security;
20.7.2Personal Data;
20.7.3confidential information protected by Intellectual Property Rights;
20.7.4Third Party confidential information;
20.7.5IT security; or
20.7.6prevention of fraud.
20.8The Authority may consult with Novavax to inform its decision regarding any exemptions and/or redactions but the Authority shall have the final decision. Novavax shall assist and cooperate with the Authority to enable the Authority to publish this Agreement. The Authority will follow its own internal policies together with any applicable guidelines, including any published by the Treasury, the Cabinet Office or the Information Commissioner.
20.9The Authority or an Authorised Agent, Central Government Body, Administering Entity or Devolved Administration may consult Novavax in relation to any request for disclosure of Novavax’ Confidential Information in accordance with all applicable guidance.
20.10Each Party acknowledges that damages resulting from disclosure of the Confidential Information not permitted hereby would be an insufficient remedy. Novavax acknowledges and agrees that the Authority shall be the only Party entitled to seek, by way of private litigation, injunctive relief or other equitable relief in addition to any and all remedies available at law or in equity.
20.11Each Party may disclose Confidential Information (including this Agreement) of the other Party to the extent that such disclosure is:
20.11.1required by Applicable Laws, such as filing with securities regulators, or by an order of a Governmental Authority; provided that the receiving Party (where it is legally permitted to do so) shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to seek a protective order or other form of confidential treatment for the information, or obtain assurances that the information be used only for the purposes for which the order was issued, and the receiving Party shall thereafter disclose only that portion of the information required to be disclosed in order to comply;

20.11.2to a Regulatory Authority as reasonably necessary for the purposes of any filing, application or request for any marketing authorisation, licence or other Regulatory Approval made by or on behalf of Novavax or its Affiliates in respect of the Product;
20.11.3made by or on behalf of the receiving Party to legal, financial or other professional advisors, in each case for the purposes of advising on this Agreement and/or on the transactions contemplated hereby and thereby; provided however that, in each case, such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information and may only use such information for the purpose of assessing such transaction or providing such advice (as the case may be); or
20.11.4for the purposes of any legal proceedings brought pursuant to clause 34.11.2;
provided that the Party making disclosures to a Third Party (other than a Governmental Authority) pursuant to clause 20.11.3 or clause 20.11.4 shall ensure that each Third Party recipient is bound by obligations of confidentiality no less restrictive than those contained in this Agreement and shall be liable to the other Party for any breach of such confidentiality obligations by the relevant recipient.
20.12Nothing in this clause 20 shall prevent the Authority from disclosing Confidential Information where it is required to do so by judicial, administrative, governmental or regulatory process in connection with any action, suit, proceedings or claim or otherwise by Applicable Law. Nothing in this Agreement shall prevent the Authority from disclosing Confidential Information:
20.12.1to any contracting authority as defined in Regulation 2 of the Public Contracts Regulations 2015 (“Contracting Authority”). All Contracting Authorities receiving such Confidential Information shall be entitled to further disclose the Confidential Information to other Contracting Authorities on the basis that the information is confidential and is not to be disclosed to a Third Party which is not part of any Contracting Authority;
20.12.2to any consultant, contractor or other person engaged by the Authority or any person conducting an Office of Government Commerce gateway review;
20.12.3for the purpose of the examination and certification of the Authority’s accounts; or
20.12.4for any examination pursuant to Section 6(1) of the National Audit Act 1983 of the economy, efficiency and effectiveness with which the Authority has used its resources.
20.13The Authority may disclose the Confidential Information of Novavax:
20.13.1on a confidential basis to any Central Government Body for any proper purpose of the Authority or of the relevant Central Government Body;
20.13.2to Parliament and Parliamentary Committees or if required by any Parliamentary reporting requirement;

20.13.3to the extent that the Authority (acting reasonably) deems disclosure necessary or appropriate in the course of carrying out its public functions;
20.13.4on a confidential basis to a professional adviser, consultant, supplier or other person engaged by any of the entities described in clause 20.13.1 (including any benchmarking organisation) for any purpose relating to or connected with this Agreement;
20.13.5on a confidential basis for the purpose of the exercise of its rights under this Supply Agreement, including the audit rights pursuant to clause 29; or
20.13.6on a confidential basis to a proposed successor body in connection with any assignment, novation or disposal of any of its rights, obligations or liabilities under this Agreement, and for the purposes of the foregoing, references to disclosure on a confidential basis shall mean disclosure subject to a confidentiality agreement or arrangement containing terms no less stringent than those placed on the Authority under this clause 20.
20.14The Authority and Novavax agree not to issue any press releases or public announcements concerning this Agreement or its terms without the prior written consent of the other Party as to the form, timing and content of any such release or announcement, except as required by Applicable Laws, including disclosure required by any securities exchange.
20.15Subject to clause 20.16, on expiry or termination of this Agreement or at any time at the disclosing Party’s request, the receiving Party shall return to the disclosing Party all copies containing Confidential Information of the disclosing Party or, at the disclosing Party’s option, destroy all copies of such Confidential Information. The return or destruction of the Confidential Information of the disclosing Party will not affect the receiving Party’s obligation to observe the confidentiality and non-use restrictions in respect of that Confidential Information set out in this Agreement.
20.16Each Party may keep one (1) copy of Confidential Information for evidence purposes at a secure place subject to the confidentiality and non-use obligations provided in this clause 20. The aforementioned return and destruction obligation shall not apply to electronic copies of Confidential Information which are rightfully contained in computers, word processors, communication systems and system-backup media (collectively “IT Media”) which do not need to be destroyed or returned, provided that such IT Media are: (i) overwritten in the ordinary course of their reuse; or (ii) at all times maintained in confidence and not readily accessible and the receiving Party shall treat such copies as confidential in accordance with this clause 20.
20.17This clause 20 shall remain in force without limit in time in respect of Confidential Information which comprises Personal Data or which relates to a patient, his or her treatment and/or medical records. Save as aforesaid, the obligations in this clause 20 shall last for the Term and for a period of ten (10) years thereafter.
21.INDEMNITIES
By Authority
21.1[***].
21.2[***]:

21.2.1[***];
21.2.2[***]; or
21.2.3[***].
21.3[***]:
21.3.1[***]; or
21.3.2[***].
By Novavax
21.4[***]:
21.4.1[***];
21.4.2[***]; and
21.4.3[***].
21.5[***].
21.6[***].
Conduct of Claims
21.7[***]:
21.7.1[***];
21.7.2[***];
21.7.3[***];
21.7.4[***]; and
21.7.5[***].
[***].
22.LIABILITY
22.1[***].
22.2[***]:
22.2.1[***]; or
22.2.2[***].
22.3[***]:

22.3.1[***];
22.3.2[***];
22.3.3[***];
22.3.4[***]; or
22.3.5[***].
22.4[***]:
22.4.1[***]; and,
22.4.2[***].
22.5[***].
22.6[***].
23.INSURANCE
Novavax shall take out and maintain with a reputable commercial insurer such types and amounts of liability insurance to cover liabilities related to its activities under this Agreement for product liability claims, and for such other losses as are normal and customary in the pharmaceutical industry generally for Persons similarly situated, and shall upon request provide to the Authority evidence of its insurance coverage. Such policies shall include product liability insurance, clinical trial insurance, manufacturing insurance and general liability insurance, and shall remain in effect throughout the Territory and the Term and for a period of three (3) years thereafter.
24.FORCE MAJEURE
24.1If a Party is prevented from or delayed in performing any of its obligations under the Agreement by a Force Majeure then:
24.1.1the relevant obligations under this Agreement shall be suspended for as long as the Force Majeure continues and the affected Party shall not be in breach of this Agreement or otherwise liable for any such failure or delay in the performance of such obligations;
24.1.2as soon as reasonably practicable after the start of the Force Majeure, the affected Party shall notify the other Party of the nature of the Force Majeure and the likely effects of the Force Majeure on its ability to perform its obligations under this Agreement; and
24.1.3as soon as reasonably practicable after the end of the Force Majeure, the affected Party shall notify the other Party that the Force Majeure has ended, and shall resume performance of its obligations under this Agreement.
25.DURATION AND TERMINATION
25.1This Agreement commences and takes effect on the Effective Date and shall continue until the later of (a) the date falling one hundred and twenty (120) days after the last date on which the total quantity of Conforming Product equal to the volumes to be purchased by the Authority under the Priority Order is last Delivered in full to the Authority or (b) 31 December 2024 (the “Initial Term”), unless and to the extent this Agreement is (i) extended under clause 25.2 or (ii) terminated earlier by a Party or the Parties in accordance with the provisions of this clause 25 (the “Term”).
25.2If an Additional Order is placed in accordance with clause 7.10, the term of this Agreement shall automatically be extended to [***].
25.3Either Party (the “Terminating Party”) shall be entitled to terminate this Agreement before the expiry of the Term in its sole discretion and upon written notice to that effect to the other Party, for material breach, if:
25.3.1subject to clause 25.3.2, the other Party (the “Breaching Party”) fails to materially comply with any of the obligations under this Agreement and fails to remedy the violation or breach within [***] (in each case, the “Cure Period”), after having been notified in advance in writing by the Terminating Party. In such event, the right of the Terminating Party to claim damages for breach of contract shall remain unaffected; and
25.3.2the Breaching Party may during the Cure Period commence legal proceedings to challenge the validity of the termination, in which case, termination shall not occur until the court makes a decision (which decision is not capable of appeal or which is not appealed within the time limited allowed for appeal) that the event(s) specified in the Terminating Party’s written notice does entitle the Terminating Party to terminate this Agreement.
25.4The Authority shall be entitled to terminate this Agreement before the expiry of the Term in its sole discretion and upon thirty (30) days’ written notice to that effect to Novavax:
25.4.1if the Authority, acting reasonably and in good faith, objects to any material change to the Development and Manufacturing Plan on the basis that such change will or is reasonably likely to result in (i) a material delay in securing a Marketing Authorisation for the Product in the Territory with an indication in the Field or (ii) a failure to Deliver quantities of the Confirming Product in all material respects to the Delivery Schedule or to Deliver the Firm Order by 1 October 2022 in accordance with clause 7.3;
25.4.2if there is any Loss of Supply; or
25.4.3the [***], to the extent it has not been fulfilled in full with Conforming Product, is cancelled or reduced such that there are no further volumes of Doses to be Delivered.
25.5The Authority shall be entitled to terminate this Agreement before the expiry of the Term in its sole discretion and upon written notice to that effect to Novavax, as detailed below and to the extent permitted by Applicable Laws, if:
25.5.1any resolution is passed, or application made, in relation to Novavax for a moratorium on the payment of its debts, or for its dissolution, liquidation, winding-up or administration; or

25.5.2a receiver, liquidator, administrator or administrative receiver (or equivalent officer) is appointed over Novavax or its undertaking or all or a substantial part of its assets; or
25.5.3Novavax suffers any event in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events described in this clause 25.5; and/or
25.5.4Novavax ceases or threatens to cease to carry on business.
25.6The Authority shall be entitled to terminate this Agreement before the expiry of the Term in its sole discretion and upon written notice:
25.6.1if Novavax undergoes a change of control equivalent to or within the meaning of sections 450 and 451 of the Corporation Tax Act 2010 (other than for an intra-group change of control) without the prior written consent of the Authority and the Authority shall be entitled to withhold such consent if, in the reasonable opinion of the Authority, the proposed change of control will have a material impact on the performance of this Agreement or the reputation of the Authority;
25.6.2if Novavax purports to assign, subcontract, novate, create a trust in or otherwise transfer or dispose of this Agreement in breach of its terms, including those at clauses 34.5 and 34.7;
25.6.3Novavax commits a material breach of its obligation to notify the Authority of any Occasion of Tax Non-Compliance as required by clause 30, or Novavax fails to provide details of proposed mitigating factors as required by clause 30 that in the reasonable opinion of the Authority are acceptable; or
25.6.4the Agreement should not have been awarded to Novavax in view of a serious infringement of obligations under European law declared by the Court of Justice of the European Union under Article 258 of the Treaty on the Functioning of the EU.
26.CONSEQUENCES OF TERMINATION
26.1Upon expiry or termination of this Agreement:
26.1.1the proportion of the Order concerning Conforming Product that has not been Delivered at the date of termination shall be cancelled;
26.1.2Novavax shall be entitled to payment from the Authority for amounts that are due under this Agreement which have not otherwise been paid by the Authority in respect of the Price for Conforming Product that has been Delivered pursuant to this Agreement, which the Authority shall pay within thirty (30) days of the date of invoice for the same (to the extent the Authority has not already done so);
26.1.3Novavax shall make the Early Pre-Payment Refund and Pre-Payment Refund to the Authority in accordance with clause 14.2;
26.1.4each Party shall use Commercially Reasonable Efforts to mitigate both (i) the damages that would otherwise be recoverable from the other pursuant to this Agreement, and (ii) any costs, fees, expenses or losses that may be incurred by a

Party, or for which a Party may be responsible, under this Agreement, by taking appropriate and reasonable actions to reduce or limit the amount of such damages, costs, fees, expenses or losses; and
26.1.5any provision of this Agreement which expressly or by implication is intended to come into or continue in force, including clauses 1, 2.18, 4.9, 4.10, 4.11, 9, 11, 12, 13, 14, 18, 20, 21, 22, 23, 26, 29 and 34 shall remain in full force and effect.
26.2Expiry or termination of this Agreement for any reason shall be without prejudice to either Party’s other rights and remedies or to any accrued rights and liabilities as the date of such expiry or termination which shall survive such termination or expiry.
27.DATA PROTECTION
27.1The following shall apply if Novavax processes any Personal Data pursuant to this Agreement:
27.1.1Novavax shall comply with the Data Protection Act, the GDPR and any other applicable data protection legislation. In particular Novavax agrees to comply with the obligations placed on the Authority by the Principle (f) (the “Integrity Principle”) set out in the Data Protection Act and the GDPR, namely:
(a)to maintain technical and organisational security measures sufficient to comply at least with the obligations imposed on the Authority by the Integrity Principle;
(b)only to process Personal Data for and on behalf of the Authority, in accordance with the instructions of the Authority and for the purpose of performing its obligations under this Agreement and to ensure compliance with the Data Protection Act and GDPR; and
(c)to allow the Authority to audit Novavax’ compliance with the requirements of this clause 27 on reasonable notice and/or to provide the Authority with evidence of its compliance with the obligations set out in this clause 27.
27.2Both Parties agree to use all reasonable efforts to assist each other to comply with the Data Protection Act and the GDPR. For the avoidance of doubt, this includes Novavax providing the Authority with reasonable assistance in complying with subject access requests served on the Authority and Novavax consulting with the Authority prior to the disclosure by Novavax of any Personal Data in relation to such requests.
28.INDEPENDENT CONTRACTORS
Novavax is acting as an independent contractor under this Agreement. Nothing in this Agreement or any circumstances associated with it or its performance give rise to any relationship of agency, partnership or employer and employee between the Authority and Novavax or between the Authority and any Novavax Representative, nor authorise either Party to make or enter into any commitments for or on behalf of the other Party.

29.RIGHT OF AUDIT, CONFLICTS OF INTEREST AND PREVENTION OF FRAUD
29.1Novavax shall keep secure and maintain for the Term of this Agreement and seven (7) years thereafter (or from the date of the last delivery, if later), or such longer period as may be agreed between the Parties, full and accurate records of all matters relating to this Agreement.
29.2Novavax shall grant to the Authority or its Authorised Agents, such access to those records as they may reasonably require in order to check Novavax’ compliance with this Agreement for the purposes of:
29.2.1the examination and certification of Novavax’ accounts; or
29.2.2any examination pursuant to section 6(1) of the National Audit Act 1983 of the economic efficiency and effectiveness with which the Authority has used its resources.
29.3The Comptroller and Auditor General may examine such documents as he may reasonably require which are owned, held or otherwise within the control of Novavax and may require Novavax to provide such oral and/or written explanations as he considers necessary. This clause does not constitute a requirement or agreement for the examination, certification or inspection of the accounts of Novavax under section 6(3)(d) and 6(5) of the National Audit Act 1983.
29.4The Authority shall have the right to audit Novavax’ compliance with this Agreement. Novavax shall permit or procure permission for the Authority or its authorised representative during normal business hours having given advance notice of no less than twenty (20) Business Days, access to any premises and facilities, books and records used in the performance of Novavax’ obligations under this Agreement.
29.5Should Novavax subcontract any of its obligations under this Agreement, Novavax shall use Commercially Reasonable Efforts to obtain for the Authority the right to audit (including but not limited to a financial audit and a full manufacturing audit) and inspect such Affiliate or Third Party. Novavax shall use Commercially Reasonable Efforts to procure permission for the Authority or its authorised representative during normal business hours no more than once in any twelve (12) months having given advance notice of no less than twenty (20) Business Days, access to any premises and facilities, books and records used in the performance of Novavax’ obligations under this Agreement, including any that are subcontracted to such Third Party. Novavax shall cooperate with such audit and inspection and accompany the Authority or its authorised representative if requested.
29.6Novavax shall take appropriate steps to ensure that neither Novavax nor any staff is placed in a position where, in the reasonable opinion of the Authority, there is or may be an actual conflict, or a potential conflict, between the pecuniary or personal interests of Novavax and the duties owed to the Authority under the provisions of this Agreement. Novavax will disclose to the Authority full particulars of any such conflict of interest which may arise.
29.7The Authority reserves the right to terminate this Agreement with immediate effect by giving notice in writing and/or to take such other steps it deems necessary where, in the reasonable opinion of the Authority, there is or may be an actual conflict, or a potential conflict, between the pecuniary or personal interests of Novavax and the duties owed to the Authority under the provisions of this Agreement. The actions of the Authority pursuant to this clause 29.7 shall not prejudice or affect any right of action or remedy which shall have accrued or shall thereafter accrue to the Authority.
29.8Novavax shall take all reasonable steps to prevent Fraud by staff and Novavax (including its shareholders, members and directors) in connection with the receipt of monies from the Authority. Novavax shall notify the Authority immediately if it has reason to suspect that any Fraud has occurred or is occurring or is likely to occur.
29.9If Novavax or its staff commits Fraud in relation to this or any other contract with the Crown (including the Authority) the Authority may:
29.9.1terminate this Agreement and recover from Novavax the amount of any loss suffered by the Authority resulting from the termination, including the cost reasonably incurred by the Authority of making other arrangements for the supply of the Product and any additional expenditure incurred by the Authority throughout the remainder of the Term of this Agreement; or
29.9.2recover in full from Novavax any other loss sustained by the Authority in consequence of any breach of clause 29.8.
30.TAX NON-COMPLIANCE
30.1If, at any point during the Term of this Agreement, an Occasion of Tax Non- Compliance occurs, Novavax shall:
30.1.1notify the Authority in writing of such fact within five (5) Business Days of its occurrence; and
30.1.2promptly provide to the Authority:
(a)details of the steps which Novavax is taking to address the Occasion of Tax Non-Compliance and to prevent the same from recurring, together with any mitigating factors that it considers relevant; and
(b)such other information in relation to the Occasion of Tax Non- Compliance as the Authority may reasonably require.
31.ENVIRONMENTAL CONSIDERATIONS
31.1Novavax shall comply in all material respects with applicable environmental laws and regulations in force from time to time in relation to the Product. Without prejudice to the generality of the foregoing, in respect of Product supplied in the Territory under this Agreement Novavax shall:
31.1.1comply with any obligations imposed on it in relation to the Product by the Producer Responsibility Obligations (Packaging Waste) Regulations 2007 (SI 2007/871) (or any other equivalent legislation giving effect in any part of the European Economic Area to the Packaging and Packaging Waste Directive 94/62/EC as amended); and
31.1.2without prejudice to the Novavax’ other obligations under this Agreement, label all units of the Product, and the packaging of those units, to highlight mandatory environmental and safety information as required by Applicable Laws.

31.2Novavax shall promptly respond to and meet all reasonable requests by the Authority for information evidencing Novavax’ compliance with the provisions of this clause 31 in the Territory including the weight and type of packaging according to material types used in relation to the Product.
32.EQUALITY, NON-DISCRIMINATION AND HUMAN RIGHTS
32.1Novavax shall not, to the extent applicable to its activities in relation to this Agreement:
32.1.1engage in any prohibited conduct as defined in part 2 chapter 2 of the Equality Act 2010 (c.15) (the “Equality Act”) in relation to any protected characteristic (as defined in section 4 of the Equality Act) where this would contravene any provisions of the Equality Act, including part 3 (goods and services) and part 5 (employment);
32.1.2do (or omit to do) anything else that would amount to a contravention of the Equality Act including part 8 (prohibited conduct: ancillary) and chapter 3 part 5 (equality of terms); or
32.1.3do (or omit to do) anything else that would amount to a contravention of any equivalent legislation.
32.2Novavax shall notify the Authority promptly of any investigation of or proceedings against Novavax under the Equality Act or any predecessor legislation and shall cooperate fully and promptly with any requests of the person or body conducting such investigation or proceedings, including allowing access to any documents or data required, attending any meetings and providing any information requested.
32.3Novavax shall use Commercially Reasonable Efforts to include in any agreement with a Subcontractor entered into after the Effective Date to provide services or products solely in connection with this Agreement obligations substantially similar to those imposed on Novavax by this clause 32.
32.4Novavax shall: (i) comply in all material respects with applicable current employment legislation with respect to its employees engaged in relation to this Agreement; and (ii) ensure that its employees are provided with appropriate employment and equality training as required by Applicable Laws.
32.5Novavax shall, and shall use reasonable endeavours to ensure that its employees or agents and/or Subcontractors shall, at all times, act in a way which is compatible with the Convention rights within the meaning of Section 1 of the Human Rights Act 1998 (c.42).
33.SUPPLY CHAIN RIGHTS AND PROTECTION
33.1From the Effective Date, Novavax shall implement reasonable due diligence procedures prior to contracting with any Subcontractors or any other participants in its supply chains, in order to satisfy itself that there is no slavery or human trafficking in its supply chains.
33.2Novavax shall notify the Authority as soon as it becomes aware of any actual or suspected slavery or human trafficking in a supply chain which has a connection with this Agreement, and shall promptly use best efforts to remove any such slavery or human trafficking from its supply chain.

33.3In relation to any contracts concluded by Novavax after the Effective Date with Subcontractors where the domicile of the Subcontractor is in the Territory, Novavax shall use Commercially Reasonable Efforts (i) to include payment terms that are no longer than thirty (30) days from the date of the receipt of a valid and undisputed invoice from the Subcontractor; and (ii) to agree late payment interest on the same terms as set forth herein.
34.MISCELLANEOUS
34.1Notices
34.1.1All communications relating to this Agreement shall be in writing and delivered by hand or sent by post to the Party concerned at the relevant address set out in this clause 34.1 below (or such other address as may be notified from time to time in accordance with this clause 34.1 by the relevant Party to the other Party). Any communication shall take effect:
(a)if hand delivered, upon being handed personally to the addressee (or, where the addressee is a corporation, any one of its directors or its secretary) or being left in a letter box or other appropriate place for the receipt of letters at the relevant Party’s address as set out below;
(b)if sent by first class registered post, at 10 a.m. on the second (2nd) Business Day after posting or if overseas by international recorded post, at 10 a.m. on the fifth (5th) Business Day after posting.
No notice served by email shall be effective.
34.1.2A notice sent by post (or the envelope containing it) shall not be deemed to be duly posted for the purposes of this clause 34.1 unless it is put into the post properly stamped or with all postal or other charges in respect of it otherwise prepaid.
For Notices to the Authority:
Secretary of State, Department for Business, Energy and Industrial Strategy
1 Victoria Street
Westminster
London
SW1H 0ET
Attn: Director General of the UK Vaccine Taskforce
With a copy to: Permanent Secretary, Department for Business, Energy & Industrial Strategy at the above address.
For Notices to Novavax:
Novavax, Inc.
21 Firstfield Road
Gaithersburg, MD 20878 U.S.A.
Attn: EVP, Chief Legal Officer

34.2Variation and Waiver
34.2.1No amendment or variation of the terms of this Agreement shall be effective unless it is made or confirmed in a written document signed by both Parties to this Agreement.
34.2.2Any waiver of any right, obligation or remedy under, or compliance with or breach of any provision of, this Agreement must be expressly stated in writing to be such a waiver, must specify the right, remedy, obligation, provision or breach to which it applies and must be signed by an authorised signatory of each of the Parties granting the waiver. If either Party waives any right, obligation or remedy under, or compliance with or breach of any provision of, this Agreement, it can still enforce that right, obligation or provision, or claim that remedy subsequently and that waiver shall not be deemed to be a waiver of any subsequent breach of that or any other provision or of any other right, obligation or remedy.
34.2.3The rights and remedies of either Party in respect of this Agreement shall not be diminished, waived or extinguished by the granting of any indulgence, forbearance or extension of time by either Party to the other nor by any failure to ascertain or exercise, or any delay in ascertaining or exercising, any such rights or remedies.
34.2.4The discontinuance, abandonment or adverse determination of any proceedings taken by either Party to enforce any right or any provision of this Agreement shall not operate as a waiver of, or preclude any exercise or enforcement or (as the case may be) further or other exercise or enforcement by that Party of, that or any other right or provision.
34.2.5Unless expressly provided otherwise in this Agreement, all references in this clause 34.2 to any right or remedy shall include any power, right or remedy conferred by this Agreement on, or provided by law or otherwise available to, the relevant Party; and any right not being exercised shall include any partial exercise of that right and any circumstances in which the relevant Party does not insist on the strict performance of any provision of this Agreement.
34.2.6The giving by either Party of any consent to any act which by the terms of this Agreement requires that consent shall not prejudice the right of that Party to withhold or give consent to the doing of any similar act.
34.3Counterparts
34.3.1This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one (1) counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute the one agreement.
34.3.2Delivery of a copy of this Agreement together with an executed signature page of a counterpart in Adobe™ Portable Document Format (PDF) sent by electronic mail shall take effect (subject to clause 34.12) as delivery of an executed counterpart of this Agreement. If this method is adopted, without prejudice to the validity of this Agreement, each Party shall provide the other with a hard copy original of that executed counterpart as soon as reasonably practicable thereafter.
34.4Invalidity
Each provision of this Agreement is severable and distinct from the others. The Parties intend that each of those provisions shall be and remain valid and enforceable to the fullest extent permitted by Applicable Laws. If all or any part of any such provision is held to be, or at any time becomes to any extent invalid, illegal or unenforceable for any reason under any enactment or rule of law, it shall to that extent be deemed not to form part of this Agreement but (except to that extent in the case of that provision) it and all other provisions of this Agreement shall continue in full force and effect and their validity, legality and enforceability shall not be affected or impaired as a result, subject to the operation of this clause 34.4 not negating the commercial intent and purpose of the Parties under this Agreement.
34.5Assignment
34.5.1The Authority may assign or transfer, in whole or in part, this Agreement or any of its rights and obligations under this Agreement to one or more of its Affiliates; provided that if any such Affiliates fails to assume all obligations of Authority so assigned or transferred hereunder, Novavax shall have the right to terminate this Agreement by written notice with immediate effect.
34.5.2Novavax may, but only with the Authority’s prior written consent (which consent shall not be unreasonably withheld or delayed), assign or transfer, in whole or in part, this Agreement or any of its rights and obligations under this Agreement to one or more of its Affiliates. Novavax will procure that, before any assignee subsequently ceases to be a member of Novavax’ Group, the assignee shall assign back to Novavax for the purposes of this clause, as much of the benefit of this Agreement as has been assigned to it.
34.5.3Novavax may, but only with the Authority’s prior written consent (which consent shall not be unreasonably withheld or delayed), assign or transfer, in whole or in part, this Agreement or any of its rights and obligations under this Agreement to any Third Party, but otherwise may not assign this Agreement, in whole or part, to any Third Party.
34.5.4Any permitted assignment or transfer by one Party shall be effective only if the relevant assignee confirms in writing to, and upon receipt by, the other Party that it shall fully adhere to all the provisions of this Agreement as if it were an original party to this Agreement.
34.5.5This Agreement shall be binding on and inure for the benefit of the successors and permitted assignees of the Parties.
34.6Change of Control
34.6.1If Novavax undergoes a change of control equivalent to or within the meaning of sections 450 and 451 of the Corporation Tax Act 2010 (other than for an intra-group change of control) without the prior written consent of the Authority then, without prejudice to clause 25.6.1, upon the Authority’s request Novavax shall procure a legally binding guarantee from the parent entity of the party acquiring control of Novavax in favour of the Authority to guarantee and undertake to procure the continued performance by Novavax of this Agreement.
34.7Subcontracting
34.7.1Novavax may, without the need for the Authority’s consent but subject to clause 34.7.2, subcontract or delegate its obligations or services to be provided under this Agreement to one or more of its Affiliates and/or to any Third Party consultant or contractor, including Fujifilm (a “Subcontractor”).
34.7.2Novavax shall at all times remain responsible and liable to the Authority for the acts or omissions of Novavax’ Affiliates and Subcontractors to whom Novavax subcontracts or delegates any of its obligations, as if those acts or omissions were of its own.
34.8No Rights of Third Parties
Save as provided in this Agreement, including pursuant to clause 21.4, a person who is not a Party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. Notwithstanding any rights any third party may have by virtue of the foregoing, the Parties to this Agreement may vary, amend or terminate this Agreement without seeking the consent of any Third Party whose rights may be affected.
34.9Costs
Except as set forth herein, each Party will be responsible for all costs incurred by it or on its behalf in connection with this Agreement.
34.10Entire Agreement
This amended and restated Agreement, and any agreement or document referred to in it, together with the schedules herein, contains the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersedes all previous agreements and understandings between the Parties with respect to that subject matter including the Heads of Terms between the Parties dated 13 August 2020. Each Party acknowledges that, in entering into this Agreement and the agreements and documents referred to in it, it does not rely on any statement, representation, assurance or warranty (whether it was made negligently or innocently) of any person (whether a Party to this Agreement or not) which is not expressly set out in this Agreement or those documents (a “Representation”), and that it shall have no cause of action against the other Party arising out of any Representation except in respect of any fraudulent misrepresentation by the other Party. Each Party agrees that the confidentiality agreement dated 1 June 2020 between the Parties is unaffected by this clause, provided that confidential information disclosed under that agreement may be used and deemed disclosed pursuant to this Agreement. For the avoidance of doubt, this Agreement supersedes the original agreement between the Parties dated 22 October 2020 with effect from the Amendment Date.
34.11Governing Law and Jurisdiction
34.11.1This Agreement and any issues, disputes or claims arising out of or in connection with it (whether contractual or non-contractual in nature, including claims in tort or for breach of any statute or Applicable Law) shall be governed by and construed in accordance with English law.
34.11.2If a dispute arises between the Parties in connection with or relating to this Agreement (a “Dispute”), either Party shall have the right to refer such Dispute to senior representatives (namely Executive Vice President, Chief Legal Officer for Novavax and Director General of the Vaccine Task Force for the Authority) for attempted resolution by good faith negotiations during a period of ten (10) Business Days. Any final decision mutually agreed to by such senior officers in writing shall be conclusive and binding on the Parties.
34.11.3Subject to clause 34.11.2, each Party irrevocably submits to the exclusive jurisdiction of the English courts to settle any dispute which may arise under or in connection with this Agreement or the legal relationships established by this Agreement.
34.12Delivery of Agreement
The Parties do not intend this Agreement to be delivered by, or to become legally binding on, any of them until the date of this Agreement is written at its head, notwithstanding that one or more of them may have executed this Agreement prior to that date being inserted.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in two (2) counterparts by their respective duly authorised representatives as of the date set forth at the beginning of this Agreement.
SIGNED by John A. Herrmann III,    )
Authorised Signatory for and on behalf of    )
NOVAVAX, INC.    )
/s/ John A. Herrmann III
SIGNED by [***]    )
Authorised Signatory for and on behalf of    )
THE SECRETARY OF STATE FOR    )
BUSINESS, ENERGY AND     )
INDUSTRIAL STRATEGY    )
/s/ [***]

SCHEDULE 1
CANDIDATE, PRODUCT AND SPECIFICATIONS
[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule setting forth the candidate, product and specifications has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

SCHEDULE 2
FACILITIES
[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule setting forth the facilities has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

SCHEDULE 3
KEY PERFORMANCE INDICATORS AND MEETING SCHEDULES
[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule setting forth the key performance indicators and meeting schedules has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

SCHEDULE 4
DEVELOPMENT AND MANUFACTURING PLAN
[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule setting forth the development and manufacturing plan has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

SCHEDULE 5
BASELINES
[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule setting forth the baselines has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

SCHEDULE 6
intentionally left blank

SCHEDULE 7
intentionally left blank

SCHEDULE 8
DOCUMENTATION TO ACCOMPANY DELIVERIES
[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule setting forth the documentation to accompany deliveries has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]